Exhibit 10.1

RESTRUCTURING AND EXCHANGE AGREEMENT

BY AND AMONG

XTANT MEDICAL HOLDINGS, INC.,

ORBIMED ROYALTY OPPORTUNITIES II, LP,

AND

ROS ACQUISITION OFFSHORE LP

Dated as of August 7, 2020

i

ii

Exhibits:

Exhibit A	Form of Charter Amendment
Exhibit B	Credit Agreement Amendment Terms
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of the Company Stockholder Approval

iii

RESTRUCTURING AND EXCHANGE AGREEMENT

This RESTRUCTURING AND EXCHANGE AGREEMENT, dated as of August 7, 2020 (this “Agreement”), by and among: (i) Xtant Medical Holdings, Inc. (the “Company”); and (ii) OrbiMed Royalty Opportunities II, LP, as a lender under the Existing Credit Agreement (in such capacity, “OrbiMed”) and ROS Acquisition Offshore LP, as a lender under the Existing Credit Agreement (in such capacity, “ROS” and, together with OrbiMed, the “Lenders”). Each of the Company and the Lenders may hereinafter be referred to as a “Party” and collectively as the “Parties”. Capitalized terms that are used and are not otherwise defined herein have the meanings given to them in Section 1.1.

WHEREAS, the Parties have engaged in arm’s length good faith negotiations regarding the restructuring and exchange transactions set forth in Section 2.1 of this Agreement (collectively, the “Restructuring Transactions”), pursuant to the terms and conditions set forth in this Agreement and the Restructuring Documents, with respect to the capital structure of the Company, including certain indebtedness of the Company’s Subsidiaries under the Existing Facility and the Company’s Obligations (as defined in the Existing Credit Agreement) with respect thereto;

WHEREAS, in accordance with the Restructuring Transactions, the Lenders will exchange approximately $40.8 million of the aggregate outstanding principal amount of the Loans (as defined in the Existing Credit Agreement) and, without duplication, approximately $21.1 million of the outstanding amount of PIK Interest (as defined in the Existing Credit Agreement) (such Loans and PIK Interest, the “Exchanging Loans”) plus all other accrued and unpaid interest on the Exchanging Loans outstanding on the Closing Date, for shares of Common Stock at an exchange price of $1.07 per share (the “Exchange Price”), representing the average closing price of the Common Stock over the 10 trading days immediately prior to the date of this Agreement; and

WHEREAS, in accordance with the Restructuring Transactions, the Company will solicit written consent from OrbiMed and ROS, the holders of a majority of the outstanding shares of the Company Common Stock as of the date of this Agreement (the “Consenting Majority Stockholders”), in accordance with Section 228 of the Delaware General Corporation Law for (i) the amendment to the Company’s certificate of incorporation, substantially in the form attached as Exhibit A (the “Charter Amendment”), and (ii) the exchange by the Lenders of the Exchanging Loans held by the Lenders for a number of shares of Common Stock equal to the principal amount of the Exchanging Loans plus all accrued and unpaid interest on the Exchanging Loans at the Closing, divided by the Exchange Price (the “Debt Exchange”), with the prepayment fee in respect of the Exchanging Loans, payable under Section 3.2 of the Existing Credit Agreement, to be deemed a loan made on the Closing Date under the Existing Facility in the aggregate principal amount of $1,537,712.80.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1. Definitions.

As used herein the following terms shall have the meanings specified herein (it being understood that defined terms shall include in the singular number, the plural, and in the plural, the singular):

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the right or power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” has the meaning given in the Preamble.

“Applicable Law” means all laws, statutes, treaties, rules, codes, ordinances, regulations, certificates, orders and licenses of any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders or like governmental action of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their property or operations.

“Authorizations” has the meaning given in Section 3.15(d).

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks are generally closed for business in the State of New York.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity other than a corporation, partnership or LLC, any and all shares, equity interests, equity participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or LLC, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Charter Amendment” has the meaning given in the Recitals.

“Closing” has the meaning given in Section 2.2.

“Closing Date” has the meaning given in Section 2.2.

“Common Stock” has the meaning given in Section 3.2(a).

“Company” has the meaning given in the Preamble.

“Company Form 10-K” has the meaning given in Section 3.5(a).

2

“Company Form 10-Q” has the meaning given in Section 3.5(a).

“Company SEC Reports” means the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and any subsequent filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information or materials deemed “furnished” and not “filed” thereunder.

“Company Stockholder Approval” means the approval of the issuance of the Resulting Shares and the Charter Amendment by the Consenting Majority Stockholders by written consent in accordance with Section 228 of the Delaware General Corporation Law.

“Consenting Majority Stockholders” has the meaning given in the Recitals.

“Contract” means a contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license, lease, or legally binding arrangement or understanding, whether written or oral.

“Credit Agreement Amendment” means an amendment to the Existing Credit Agreement substantially on the terms set forth on Exhibit B attached hereto.

“Debt Exchange” has the meaning given in the Recitals.

“Definitive Information Statement” means the definitive information statement incorporating any SEC comments to the Preliminary Information Statement, in a form reasonably satisfactory to the Lenders.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the other Parties hereto prior to the execution of this Agreement.

“Dollars” or “$” refers to lawful money of the United States of America.

“Equity Interest” means any issued, unissued, authorized, or outstanding shares of common stock, preferred stock or other instrument evidencing an ownership interest in the Company, whether or not transferable, together with any warrants, stock options, restricted stock units, equity-based awards or contractual rights to purchase or acquire such equity interests at any time and all rights arising with respect thereto that existed immediately before the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Exchange Price” has the meaning given in the Recitals.

“Exchanging Loans” has the meaning given in the Recitals.

3

“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among Bacterin International, Inc., X-spine Systems, Inc., the Company, in its capacity as a guarantor, Xtant Medical, Inc., in its capacity as a guarantor, and the Lenders, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of April 1, 2020, by and among Bacterin International, Inc., X-spine Systems, Inc., the Company, in its capacity as a guarantor, Xtant Medical, Inc., in its capacity as a guarantor, and the Lenders.

“Existing Facility” means the secured loan facility under the Existing Credit Agreement.

“Fairness Opinion” has the meaning given in Section 3.19.

“FDA” has the meaning given in Section 3.15(d).

“Financial Statements” has the meaning given in Section 3.5(a).

“GAAP” means those accounting principles in the United States, which are in effect at the time of the preparation of financial statements required to be delivered hereunder.

“Governmental Authority” means any nation or government, any state, province, territory or other political subdivision thereof, and any agency, body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Health Care Laws” has the meaning given in Section 3.15(d).

“HIPAA” has the meaning given in Section 3.15(d).

“Indemnified Parties” means (i) the Company’s current directors, officers, managers, employees, attorneys, other professionals, and agents that were employed in such capacity on or after the date of this Agreement and that are entitled to be indemnified by the Company pursuant to the Company’s bylaws, certificates of incorporation, board resolutions, employment contracts, or other agreements and (ii) each of the Lender Indemnified Parties.

“Intellectual Property” has the meaning given in Section 3.9.

“Investment Company Act” means the Investment Company Act of 1940 (or any successor provision), as amended, and the rules and regulations of the SEC promulgated thereunder.

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of February 14, 2018, by and among the Company, OrbiMed Royalty Opportunities II, LP, ROS Acquisition Offshore LP, Park West Partners International, Limited and Park West Investors Master Fund, Limited.

“Investors” has the meaning given in the Investor Rights Agreement.

“Knowledge” means, with respect to any matter in question, the knowledge of such matter by any of the individuals listed in Section 1.1 of the Disclosure Schedule.

“Legal Restraints” has the meaning given in Section 7.1(b).

4

“Lender Indemnified Parties” means, collectively, the Lenders, their Affiliates and their respective directors, officers, managers, partners, members, employees and agents.

“Lenders” has the meaning given in the Preamble.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, whether or not filed, recorded or otherwise perfected under Applicable Law, to secure payment of a debt or performance of an obligation.

“LLC” means a limited liability company.

“Losses” has the meaning given in Section 9.1.

“Material Adverse Effect” means any event, change, effect, circumstance or condition that, individually or in the aggregate with other such events, changes, effects, circumstances or conditions, (i) is, or is reasonably likely to be, materially adverse to the business, operations, results of operations, properties, condition (financial or otherwise), assets, liabilities (actual or contingent) or prospects of the Company and its Subsidiaries, taken as a whole or (ii) could reasonably be expected to materially interfere with the consummation of the transactions contemplated hereby. The Parties acknowledge that a change in the listing status of the Common Stock from the NYSE American to an over-the-counter market shall not be deemed a “Material Adverse Effect”.

“Material Contract” has the meaning given in Section 3.16(a).

“NYSE American” means NYSE American LLC, a national securities exchange registered with the SEC pursuant to Section 6 of the Exchange Act.

“OrbiMed” has the meaning given in the Preamble.

“Order” means a judgment, order, writ, injunction, stipulation or decree issued by, or legally binding agreement with, a Governmental Authority.

“Party” has the meaning given in the Preamble.

“Permits” has the meaning given in Section 3.15(c).

“Person” means any individual, corporation, LLC, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preamble” means the preamble of this Agreement.

“Preliminary Information Statement” means the preliminary information statement in form and substance acceptable to the Company and the Lenders.

5

“Registration Rights Agreement” means the registration rights agreement substantially in the form attached hereto as Exhibit C.

“Registration Statement” has the meaning given in Section 6.1(g).

“Released Parties” has the meaning given in Section 10.1(a).

“Releasing Parties” has the meaning given in Section 10.1(a).

“Restricted Period” has the meaning given in Section 6.2.

“Restructuring Documents” means the Credit Agreement Amendment, the Registration Rights Agreement, the Charter Amendment, the Rights Offering and each other document, certificate or agreement executed, delivered or filed in connection with, contemplated by or necessary to carry out the Restructuring Transactions and any other transactions contemplated by this Agreement.

“Restructuring Transactions” has the meaning given in the Recitals.

“Resulting Shares” means the 57,837,046 shares of Common Stock issued in connection with the Debt Exchange.

“Rights Offering” means the offering of non-transferable subscription rights to the stockholders of the Company to purchase up to an aggregate of $15 million of Common Stock at a price of $1.07 per share of Common Stock, pursuant to documentation reasonably acceptable to the Lenders.

“Rights Offering Shares” means the shares of Common Stock issued pursuant to the Rights Offering.

“ROS” has the meaning given in the Preamble.

“SEC” means the Securities and Exchange Commission.

“Special Committee” means the Special Restructuring Committee of the board of directors of the Company as created by the board of directors of the Company on July 31, 2019, as such committee may be comprised from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Subsidiary” means, with respect to any Person, (a) any corporation, association, or other business entity (other than a partnership, joint venture, LLC or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (b) any partnership, joint venture, LLC or similar entity of which: (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and (ii) such Person is a controlling general partner or otherwise controls (within the meaning of the last sentence of the definition of “Affiliate” contained herein) such entity.

6

“Taxes” means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including, without limitation, income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government, or any subdivision or agency thereof, and, in each instance, such term shall include any interest, penalties or additions to tax attributable to any such Tax or requirement to report information with respect thereto.

Section 1.2. Computation of Time Periods. For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.3. Terms Generally; Rules of Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit of this Agreement unless otherwise indicated. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns; (iii) the words “including” and “includes” shall mean “including without limitation” and “includes without limitation”, as applicable; (iv) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine, and the neuter gender; (v) any reference herein to a contract (including Contracts), instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (vi) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified, or supplemented; (vii) unless otherwise specified, all references herein to “Articles” or “Sections” are references to Articles or Sections hereof or hereto; (viii) the words “herein”, “hereof” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement; (ix) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; and (x) the Lenders shall not be deemed to be Affiliates of the Company for purposes of this Agreement. In the event of any inconsistencies between the terms of this Agreement and any Restructuring Documents, the Restructuring Documents shall govern.

7

Section 1.4. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided, and be construed in accordance with, GAAP.

Article II

RESTRUCTURING TRANSACTIONS

Section 2.1. Restructuring Transactions.

(a) In order to effect the Restructuring Transactions, subject to the terms and conditions of this Agreement (including, without limitation, the provisions of Article VII), the Parties agree to complete (or cause to be completed) the actions as and at the times set forth herein.

(b) On or prior to the date hereof, the following shall have occurred:

i. The Special Committee shall adopt committee resolutions recommending and approving (1) the execution, delivery and performance of this Agreement, (2) the Restructuring Transactions and (3) the listing of the Resulting Shares on the NYSE American;

ii. The Company’s board of directors, at the recommendation of the Special Committee, shall have adopted board resolutions, as required under Applicable Law:

1.	authorizing (x) the execution, delivery and performance of this Agreement, (y) the Restructuring Transactions and (z) the listing of the Resulting Shares on the NYSE American;

2.	setting the record date for purposes of obtaining the Company Stockholder Approval and authorizing officers of the Company to give the NYSE American notice thereof;

3.	approving and declaring advisable the adoption of the Charter Amendment, directing that the adoption of the Charter Amendment be submitted for the Company Stockholder Approval;

4.	approving and declaring advisable the Debt Exchange, directing that the approval of the issuance of the Resulting Shares be submitted for the Company Stockholder Approval;

8

5.	authorizing the execution by the Company of the Credit Agreement Amendment and the Registration Rights Agreement and the performance of its obligations thereunder;

6.	approving the Rights Offering and the preparation of documentation necessary therefor and authorizing the listing of the Rights Offering Shares on the NYSE American; and

7.	approving the form of the Preliminary Information Statement; and

iii. The Special Committee shall have received the Fairness Opinion.

(c) On or promptly after the date hereof and prior to the Closing, the following shall occur:

i. The Company shall issue a press release, mutually agreed upon with the Lenders, announcing the execution of this Agreement and the Restructuring Transactions;

ii. The Company shall have submitted all necessary filings and documents with the NYSE American for the listing of the Resulting Shares on the NYSE American;

iii. The Company shall give the NYSE American notice of the record date for purposes of obtaining the Company Stockholder Approval;

iv. The Company shall file a Form 8-K, and any other applicable filings, for the execution of this Agreement and the Restructuring Transactions;

v. The Lenders shall file any required beneficial ownership filings or amendments thereto with the SEC to reflect the execution of this Agreement and the transactions contemplated hereby;

vi. On or before the opening of the market on August 10, 2020, and after the record date referenced above, the Consenting Majority Stockholders shall provide to the Company the Company Stockholder Approval by executing or otherwise making effective written consent in accordance with Section 228 of the Delaware General Corporation Law, a form of which is attached to this Agreement as Exhibit D;

vii. After the immediately preceding step, the Company shall file the Preliminary Information Statement with the SEC with the Lenders’ reasonable approval; and

viii. The Company shall file the Registration Statement with the SEC.

(d) Prior to the Closing, the following shall occur:

i. The Company shall promptly respond to any comments made by the SEC to the Preliminary Information Statement, and shall file any necessary amendments to the Preliminary Information Statement, each with the Lenders’ reasonable approval;

9

ii. After the immediately preceding step (if such step occurs), the Company’s board of directors shall adopt board resolutions, as required under Applicable Law, approving the form of the Definitive Information Statement;

iii. After the immediately preceding step and at least 20 calendar days prior to the Closing, the Company shall file the Definitive Information Statement with the SEC and mail the Definitive Information Statement to the Company stockholders; and

iv. The Company shall submit all necessary filings and documents with the NYSE American for the listing of the Rights Offering Shares.

(e) At the Closing, but only in the event that the Company Stockholder Approval shall have been obtained, the following shall occur:

i. The Company shall execute and file the Charter Amendment with the Secretary of State of the State of Delaware;

ii. After completion of the step listed in Section 2.1(e)(i), the Company shall issue to the Lenders the Resulting Shares corresponding to the Exchanging Loans held by each Lender; and

iii. The Lenders, the Company and certain Subsidiaries of the Company shall enter into the Credit Agreement Amendment and the Company and the Lenders shall enter into the Registration Rights Agreement.

(f) Promptly after the Closing, the following shall occur:

i. The Company shall file a Form 8-K and any other applicable filings for the issuance of the Resulting Shares and the execution of the Credit Agreement Amendment and the Registration Rights Agreement;

ii. The Company shall notify the NYSE American of the Company Stockholder Approval, and shall deliver certified copies of the certificate of incorporation and bylaws of the Company, each as amended by the Charter Amendment; provided, however, if the Common Stock is not listed on the NYSE American at the time of the Closing, the Company shall do all things necessary to cause the Common Stock to be listed on the NYSE American as promptly as practicable following the Closing;

iii. The Lenders shall file any required beneficial ownership filings or amendments thereto with the SEC to reflect their ownership of the Resulting Shares and the transactions contemplated hereby;

iv. The Company shall issue a press release, mutually agreed upon with the Lenders, announcing the Company Stockholder Approval, the Debt Exchange and the execution of the Credit Agreement Amendment and the Registration Rights Agreement;

10

v. Upon approval or clearance from the SEC, the Company shall cause the Registration Statement to become effective, the record date for the Rights Offering shall occur and the Company shall launch the Rights Offering;

vi. (x) The Company stockholders shall have the right to subscribe for their pro rata percentages of shares of Common Stock following the Closing (before giving effect to the Rights Offering); and (y) if there are unsold shares of Common Stock from the Rights Offering after the Company stockholders have subscribed for their desired number of shares of Common Stock pursuant to the preceding clause (x), the Company stockholders shall have the right, but not the obligation, to subscribe for all remaining unsold shares of Common Stock until the Rights Offering is fully subscribed; and

vii. The Company shall close the Rights Offering.

Section 2.2. Closing. The closing of the transactions contemplated by Section 2.1(e) shall occur at the offices of Covington & Burling LLP at 10:00 a.m. New York City time (the “Closing”) as soon as practicable, and in no event later than the fifth (5th) Business Day, following the satisfaction (or, to the extent permitted under this Agreement, waiver) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, time and date as shall be agreed between the Parties hereto. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 2.3. Public Announcements. The Parties hereto understand and agree that on and after the date of this Agreement, the Company shall not issue any press releases or other public announcements relating to the Restructuring Transactions without the Lenders’ consent, and shall not issue any such press releases or other public announcements naming any Lender without such Lender’s consent, which the Lenders agree to provide if such disclosure is required by the SEC or Applicable Law.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, which identifies the Section of this Agreement to which such exception relates (provided, however, that any disclosure contained in any section of the Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on its face to be applicable to such other Section), the Company represents and warrants to each of the other Parties hereto, as of the date hereof and as of the Closing Date, as follows:

Section 3.1. Due Organization, Power and Authority.

(a) The Company (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and (ii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under this Agreement and the Restructuring Documents to which it is (or will be) a party and to carry out the transactions contemplated thereby. This Agreement has been duly and validly authorized, executed and delivered by the Company. Upon execution and delivery and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the Restructuring Documents will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

11

(b) Subject to obtaining the Company Stockholder Approval and the Charter Amendment having become effective and the approval of the Investors under the Investor Rights Agreement, the Company has all the requisite corporate power and authority to issue the Resulting Shares. Subject to obtaining the Company Stockholder Approval, the Charter Amendment becoming effective and the Credit Agreement Amendment being entered into by all of the parties thereto and obtaining the approval of the Investors under the Investor Rights Agreement, the Resulting Shares will have been duly and validly authorized by the Company and, and when issued, in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, and the issuance of the Resulting Shares will not be subject to any preemptive or similar rights.

(c) Subject to obtaining the approval of the Investors under the Investor Rights Agreement and the Charter Amendment having become effective, the Rights Offering Shares, when purchased in accordance with the terms of the Rights Offering, will be duly and validly authorized by the Company, validly issued, fully paid and non-assessable, and will not be subject to any preemptive or similar rights.

(d) Each Subsidiary of the Company has been duly organized, is validly existing and in good standing as a corporation, partnership or limited liability company, as applicable, under the laws of its jurisdiction of organization and is duly qualified to do business and in good standing as a foreign corporation or other business entity in each jurisdiction in which its ownership or lease of property or the conduct of its businesses requires such qualification, except where the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Subsidiary of the Company has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted. As of the date of this Agreement, the Company has no Subsidiaries other than Bacterin International, Inc., X-spine Systems, Inc. and Xtant Medical, Inc.

Section 3.2. Capitalization.

(a) As of the date hereof, the Company has duly authorized for issuance 75,000,000 shares of common stock, par value $0.000001 per share (the “Common Stock”) of which 13,223,565 shares are validly issued and outstanding, and does not have any other shares of capital stock outstanding. Except as set forth on Section 3.2(a) of the Disclosure Schedule, there are no outstanding warrants, options, rights of conversion or other rights, agreements, arrangements or commitments giving any Person the right (contingent or otherwise) to acquire any shares of Common Stock or any shares of capital stock or other Equity Interests in the Company or any of its Subsidiaries.

12

(b) All the outstanding shares of capital stock or other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable, were issued free of preemptive rights and are owned by the Company, directly or through Subsidiaries, free and clear of any Liens except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.2(b) of the Disclosure Schedule correctly states the number of issued and treasury shares of each Subsidiary of the Company.

(c) Section 3.2(c) of the Disclosure Schedule correctly states the name of any Person (other than Subsidiaries of the Company) whose equity interests are owned, directly or indirectly, by the Company. Neither the Company nor any of its Subsidiaries owns or controls, directly or indirectly, any Capital Stock or other equity interest in any Person other than (x) as listed on Section 3.2(c) of the Disclosure Schedule and (y) in the case of the Company, equity interest in the Subsidiaries.

Section 3.3. Non-Contravention. Subject to obtaining the Company Stockholder Approval and the approval of the Investors under the Investor Rights Agreement, the Charter Amendment having become effective and the Credit Agreement Amendment being entered into by all of the parties thereto, and except as set forth in Section 3.3 of the Disclosure Schedule, the issuance of the Resulting Shares upon completion of the Debt Exchange, the Rights Offering and the issuance of the Rights Offering Shares, the execution, delivery and performance by the Company of this Agreement and the Restructuring Documents and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any provision of any Applicable Law, (ii) violate any provision of any of the organizational documents of the Company or any of its Subsidiaries, (iii) conflict with or result in a breach or violation of, (iv) constitute (with or without notice or lapse of time or both) a default under, (v) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (vi) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vii) result in the creation or imposition of any Lien upon the Company or any of its Subsidiaries or any of their respective assets and properties under, any of the terms or provisions of any Contract, indenture, mortgage, deed of trust, loan agreement, license, lease or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except, with respect to clauses (i), (iii), (iv), (v), (vi) and (vii), conflicts, default, violations, terminations or Liens that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.4. No Approvals or Consents. Except as specifically contemplated in this Agreement, no consent, approval, authorization or Order of, or filing, notice, registration or qualification with any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets is required for the issuance of the Resulting Shares upon completion of the Debt Exchange, the launch of the Rights Offering and the issuance of the Rights Offering Shares, the execution, delivery and performance by the Company of this Agreement and the Restructuring Documents, and the consummation of the transactions contemplated hereby and thereby.

13

Section 3.5. Financial Statements; Internal Controls.

(a) The Company has delivered to the Lenders complete and correct copies of: (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (the “Company Form 10-K”), which contains the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 2019, and the related consolidated statements of income and shareholders’ equity and statements of cash flows for the fiscal year then ended, including the footnotes thereto, certified by independent certified public accountants; and (ii) the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020 (the “Company Form 10-Q”), which contains the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 30, 2020, and the related unaudited consolidated statements of income and stockholders’ equity and statements of cash flows for the three month period then ended (the financial statements in clauses (i) and (ii) collectively the “Financial Statements”).

(b) Each of the consolidated balance sheets contained in the Financial Statements fairly presents in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income and shareholders’ equity and statements of cash flows included in the Financial Statements fairly presents in all material respects the consolidated results of operations, stockholders’ equity or cash flows, as the case may be, of the Company and its consolidated Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and the absence of footnote disclosures), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein.

(c) Since the date of the latest financial statements included in the Company Form 10-Q and except as disclosed therein, neither the Company nor any of its Subsidiaries has (i) sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or action or Order from any applicable Governmental Authority, (ii) issued or granted any securities (other than pursuant to (x) employee benefit plans, stock option or stock incentive plans, other employee compensation plans or non-employee director compensation programs in existence on the date hereof and described in the Company Form 10-K or Company Form 10-Q or (y) options, warrants or rights outstanding on the date hereof or the date on which the Rights Offering is fully subscribed), (iii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iv) entered into any transaction not in the ordinary course of business (other than as contemplated hereunder or as described in the Company Form 10-K or Company Form 10-Q (without giving effect to any supplements or amendments thereto after the execution and delivery of this Agreement)), or (v) declared or paid any dividend on its Capital Stock, and, since such date, there has not been any change in the terms of the Equity Interests or long-term debt of the Company or any of its Subsidiaries (other than as described in the Company Form 10-K or Company Form 10-Q (without giving effect to any supplements or amendments thereto after the execution and delivery of this Agreement)) or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, stockholders’ equity, properties, management, business or prospects of the Company and its Subsidiaries, taken as a whole, in each case except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

14

(d) Except as set forth in Section 3.5(d) of the Disclosure Schedule, the Company maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) of the Exchange Act) that complies in all material respects with the requirements of the Exchange Act and that has been designed by, or under the supervision of, the Company’s principal executive and principal financial officers, to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Except as set forth in Section 3.5(d) of the Disclosure Schedule, the Company maintains internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of the Company’s financial statements in conformity with GAAP and to maintain accountability for its assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for the Company’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. As of the date of the most recent balance sheet of the Company and its consolidated Subsidiaries reviewed or audited by Plante & Moran, PLLC and the audit committee of the board of directors of the Company, there were no material weaknesses in the Company’s internal controls.

(e) Except as set forth in Section 3.5(e) of the Disclosure Schedule, since the date of the most recent balance sheet of the Company and its consolidated Subsidiaries reviewed or audited by Plante & Moran, PLLC and the audit committee of the board of directors of the Company, (i) the Company has not been advised of or become aware of (x) any significant deficiencies in the design or operation of internal controls, that could adversely affect the ability of the Company or any of its Subsidiaries to record, process, summarize and report financial data, or any material weaknesses in internal controls, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Company and each of its Subsidiaries; and (ii) there have been no significant changes in internal controls or in other factors that could significantly adversely affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 3.6. No Undisclosed Liabilities. The Company does not have any material liabilities other than (i) liabilities adequately reflected on the financial statements of the Company in the Company Form 10-Q or (ii) incurred since June 30, 2020 in the ordinary course of business consistent with past practice (none of which arise from or are related to a breach of contract, tort, infringement or a violation of law).

15

Section 3.7. No Actions or Proceedings. Except as set forth in Section 3.7 of the Disclosure Schedule, there are no legal or governmental actions, suits, proceedings, audits, investigations or other reviews pending or, to the Knowledge of the Company, threatened in writing or affecting, the Company, its Subsidiaries or any of their respective assets or properties that could, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) have a material adverse effect on the performance by the Company of this Agreement, the Restructuring Documents or on the consummation of any of the transactions contemplated hereby or thereby. No Governmental Authority has notified the Company of an intention to conduct any audit, investigation or other review with respect to the Company that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.8. Title to Assets and Properties. The Company and each of its Subsidiaries has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all Liens and defects, except to the extent such Liens and defects do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. All assets held under lease by the Company or any of its Subsidiaries are held by them under valid, subsisting and enforceable leases, with such exceptions as do not materially interfere with the use made and proposed to be made of such assets by the Company or any of its Subsidiaries.

Section 3.9. Intellectual Property. The Company and its Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, service names, copyrights, trade secrets and other proprietary information described in the Company SEC Reports as being owned or licensed by them or which are necessary for the conduct of their respective businesses as currently conducted or as proposed to be conducted (including the commercialization of products or services described in the Company SEC Reports as under development), except where the failure to own, license or have such rights could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, “Intellectual Property”). Except as disclosed in the Company SEC Reports, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there are no third-parties who have or, to the Company’s Knowledge, will be able to establish rights to any Intellectual Property, except for, and to the extent of, the ownership rights of the owners of the Intellectual Property which the Company SEC Reports disclose is licensed to the Company or any of its Subsidiaries; (ii) to the Company’s Knowledge, there is no infringement by third-parties of any Intellectual Property; (iii) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s or its Subsidiaries’ rights in or to any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (iv) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others challenging the validity, enforceability or scope of any Intellectual Property, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (v) there is no pending or, to the Company’s Knowledge, threatened action, suit, proceeding or claim by others that the Company or any of its Subsidiaries infringes or otherwise violates (or would, upon the commercialization of any product or service described in the Company SEC Reports as under development, infringe or violate) any patent, trademark, tradename, service name, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which could form a reasonable basis for any such action, suit, proceeding or claim; (vi) the Company and its Subsidiaries have complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or any of its Subsidiaries, and all such agreements are in full force and effect; (vii) to the Company’s Knowledge, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property or that challenges the validity, enforceability or scope of any of the Intellectual Property; and (viii) to the Company’s Knowledge, there is no prior art that may render any patent application within the Intellectual Property unpatentable that has not been disclosed to the U.S. Patent and Trademark Office.

16

Section 3.10. Taxes. The Company and each of its Subsidiaries have filed all federal, state, local and foreign Tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all Taxes due, and no Tax deficiency has been determined adversely to the Company or any of its Subsidiaries, nor does the Company have any Knowledge of any Tax deficiencies that have been, or could reasonably be expected to be asserted against the Company or any of its Subsidiaries, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11. Labor Matters. No labor disturbance by or dispute with the employees of the Company or any of its Subsidiaries exists or, to the Knowledge of the Company, is imminent that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.12. Private Offering; No Integration.

(a) It is not necessary in connection with the issuance or delivery of the Resulting Shares in the manner contemplated by this Agreement and the Restructuring Documents to register the Resulting Shares under the Securities Act.

(b) None of the Company or any of its Affiliates nor any Person acting on any of their behalf has, directly or indirectly, offered, issued, sold or solicited any offer to buy any security of a type which would be integrated with the Restructuring Transactions in any manner that would require the Resulting Shares to be registered under the Securities Act.

Section 3.13. Investment Company Act. Neither the Company nor any of its Subsidiaries is, and, after giving effect to the Restructuring Transactions, none of them will be, an “investment company” within the meaning of the Investment Company Act.

17

Section 3.14. Insurance. The Company and each of its Subsidiaries carry, or are covered by, insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of the Company and its Subsidiaries are in full force and effect; the Company and each of its Subsidiaries are in compliance with the terms of such policies in all material respects; and neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.15. Compliance with Laws; Permits.

(a) Except as set forth in Section 3.15(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is in violation of any Applicable Law, except to the extent any such violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth in Section 3.15(b) of the Disclosure Schedule, there is and has been no failure on the part of the Company or any of its directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.

(c) Except as set forth in Section 3.15(c) of the Disclosure Schedule, the Company and each of its Subsidiaries have, and have operated in compliance with, and have not failed to obtain any, such permits, licenses, patents, franchises, certificates of need, exemptions, clearances and other approvals or authorizations of Governmental Authorities (“Permits”) as are necessary under Applicable Law to own their respective properties and conduct their respective businesses in the manner described in the Company SEC Reports, except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries have fulfilled and performed all of their respective obligations with respect to the Permits, and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder or any such Permits, except for any of the foregoing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received written notice of any revocation, termination or modification of any such Permits or otherwise has any reason to believe that any such Permits will be revoked, terminated or modified or not be renewed in the ordinary course.

18

(d) Except as described in the Company Form 10-K, and except, in each case, where such event could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries: (i) has not received any unresolved U.S. Food and Drug Administration (“FDA”) or similar Governmental Authority written notice of inspectional observations, Form 483, written notice of adverse filing, warning letter, untitled letter or other similar correspondence or notice from the FDA, or any other court or arbitrator or federal, state, local or foreign governmental or regulatory authority, alleging or asserting material noncompliance with the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), or received any written requests or requirements to make material changes to the Company products by the FDA or any other Governmental Authority, (ii) is and has been in compliance with applicable health care laws, including, the Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.), the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287, and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.) (“HIPAA”), the exclusion laws (42 U.S.C. § 1320a-7), Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and the regulations promulgated pursuant to such laws, and comparable state laws, and all other foreign, federal, state and local laws relating to the regulation of the Company and its Subsidiaries (collectively, “Health Care Laws”), (iii) has not engaged in activities which are, as applicable, cause for false claims liability, civil penalties, or mandatory or permissive exclusion from Medicare, Medicaid, or any other state health care program or federal health care program, (iv) possesses all Permits and supplements or amendments thereto required by any such Health Care Laws and/or to carry on its businesses as currently conducted as described in the Company SEC Reports (“Authorizations”), and such Authorizations are valid and in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any term of any such Authorizations, (v) has not received written notice of any ongoing claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority alleging that any product, operation or activity is in material violation of any Health Care Laws or Authorizations and has no Knowledge that any such Governmental Authority has threatened any such claim, litigation, arbitration, action, suit, investigation or proceeding, (vi) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no Knowledge that any such Governmental Authority has threatened such action, (vii) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments thereto as required by any Health Care Laws or Authorizations and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete, correct and not misleading on the date filed (or were corrected or supplemented by a subsequent submission), (viii) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety, efficacy or regulatory compliance of any product or any alleged product defect or violation and, to the Company’s Knowledge, there are no facts which are reasonably likely to cause, and the Company has not received any written notice from the FDA or any other Governmental Authority regarding, a material recall, market withdrawal or replacement of any Company product sold or intended to be sold by the Company, a material change in the marketing classification or a material adverse change in the labeling of any such Company products, or a termination or suspension of the manufacturing, marketing, or distribution of such Company products, (ix) is not a party to any corporate integrity agreement, deferred prosecution agreement, monitoring agreement, consent decree, settlement order, or similar agreements, or has any reporting obligations pursuant to any such agreement, plan or correction or other remedial measure entered into with any Governmental Authority, (x) has not, nor has any officer, director, employee, agent or, to the Knowledge of the Company, any distributor of the Company, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Governmental Authority to invoke any similar policy, (xi) has not, nor has any officer, director, employee, or, to the Knowledge of the Company, any agent or distributor of the Company, been debarred or convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar law or authorized by 21 U.S.C. § 335a(b) or any similar law applicable in other jurisdictions in which Company products or Company product candidates are sold or intended by the Company to be sold, and (xii) neither the Company, its Subsidiaries nor their respective officers, directors, employees, agents or contractors has been or is currently debarred, suspended or excluded from participation in the Medicare and Medicaid programs or any other state or federal health care program.

19

(e) To the Company’s Knowledge, there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that, individually or in the aggregate, could reasonably be expected to give rise to any material costs or liabilities to the Company or any of its Subsidiaries under, or to interfere with or prevent compliance by the Company or any of its Subsidiaries with, environmental laws, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or, to the Company’s Knowledge, threatened action, suit or proceeding, (iv) is bound by any Order or (v) has entered into any agreement, in each case relating to any alleged violation of any environmental law or any actual or alleged release or threatened release or cleanup at any location of any hazardous materials.

Section 3.16. Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule lists the following Contracts to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”); provided that for the Contracts described in subsections (vii), (viii), (xi), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) below only Contracts which involve aggregate amounts paid or payable by or to the Company and its Subsidiaries exceeding $250,000 need be listed:

i. employment or consulting Contract, severance Contract, change of control Contract or any employee collective bargaining agreement or other Contract with any labor union or any officer, director, employee or consultant of the Company;

20

ii. Contract relating to any employee benefit plan;

iii. Contract not to compete or otherwise restricting the development, manufacture, marketing, distribution or sale of any products or services (including any Contract that requires the Company or any of its Subsidiaries to work exclusively with any Person in any particular area or any other limitation on the ability of the Company or any of its Subsidiaries to (A) transact or compete in any line of business, in any therapeutic area, with any Person, in any geographic area or during any period of time or (B) acquire or sell any product or asset, or receive or provide any services, from or to any Person;

iv. Contract containing any “non-solicitation” or “no-hire” provision that restricts the Company or any of its Subsidiaries;

v. Contract containing any provision that applies to or restricts the operations or business of any Affiliate of the Company (other than any Subsidiary of the Company);

vi. Contract with or involving (A) any Affiliate of the Company, (B) any current or former holder of capital stock of the Company or any Affiliate thereof or (C) any director, officer or employee of the Company or any Affiliate thereof;

vii. lease, sublease or similar Contract with any Person under which the Company or any of its Subsidiaries is a lessor or sublessor of, or makes available for use to any third-party any portion of any premises otherwise occupied or leased by the Company or any of its Subsidiaries;

viii. lease or similar Contract with any Person under which (A) the Company is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person or (B) the Company is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Company;

ix. Contract (or substantially related Contracts) (A) calling for performance over a period of more than one year, (B) requiring or otherwise involving the potential payment by or to the Company or any of its Subsidiaries of more than an aggregate of $250,000, (C) in which the Company or any of its Subsidiaries has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or (D) in which the Company or any of its Subsidiaries has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

x. management service, consulting, financial advisory or any other similar Contract, and any Contract with any investment or commercial bank;

xi. Contract for the disposition of any significant portion of the assets or business of the Company or any of its Subsidiaries or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person;

xii. Contract for any joint venture, partnership or similar arrangement;

21

xiii. Contract (other than material transfer agreements) granting a third-party, including but not limited to Affiliates of the Company, any license to any Intellectual Property, or pursuant to which the Company or any of its Subsidiaries has been granted by a third-party any license to any Intellectual Property, or any other license, option or other Contract relating in whole or in part to the Intellectual Property or the Intellectual Property of any other Person;

xiv. Contract (other than trade debt incurred in the ordinary course of business) under which the Company or any of its Subsidiaries has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness to, any Person;

xv. Contract (including so-called take-or-pay or keepwell agreements) under which (A) any Person has directly or indirectly guaranteed indebtedness, liabilities or obligations of the Company or any of its Subsidiaries or (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

xvi. Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person;

xvii. Contract (other than material transfer agreements, sponsored research agreements and clinical trial agreements entered in the ordinary course of business) involving a research or development collaboration or similar arrangement;

xviii. Contract involving a supply or tolling agreement or arrangement (including, without limitation, any agreements for the supply of raw materials, intermediates, bulk or finished drug product, research, clinical trial, development, distribution, or sale) that commits the Company or any of its Subsidiaries to purchase goods or services or to sell any supplies for clinical studies or commercial use;

xix. Contract involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third-party or of a third-party to the Company or any of its Subsidiaries;

xx. Contract with any Governmental Authority;

xxi. Contract not entered into in the ordinary course of business; and

xxii. Contract that is otherwise material to the Company or any of its Subsidiaries.

22

(b) The Company has made available to the Lenders true and complete copies of all Material Contracts. Each Material Contract is in full force and effect and is a valid and binding obligation of the Company or its applicable Subsidiary party thereto and to the Knowledge of the Company each of the other parties thereto, enforceable in accordance with its terms (except, in each case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity). Except as set forth in Section 3.16(b) of the Disclosure Schedule, no event, occurrence, condition or act has occurred, is pending or, to the Knowledge of the Company is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a breach or default by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party to (i) any Material Contract listed on Section 3.16(a) of the Disclosure Schedule or (ii) any other Material Contract, under such Material Contract, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any Material Contract, except where such breach or default or giving rise to such a right with respect to any Material Contract referred to in clause (ii) above would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any obligation to repay any public subsidies or public grants.

(c) Except as described in Section 3.16(c) of the Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Restructuring Transactions and the other transactions contemplated hereby will not (i) result in any material payment (including severance, unemployment compensation, tax gross-up, bonus or otherwise) becoming due to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries, from the Company or one of its Subsidiaries under any employee benefit plan, Contract or otherwise, (ii) materially increase any benefits otherwise payable under any employee benefit plan, Contract or otherwise or (iii) result in the acceleration of the time of payment, exercise or vesting of any such material benefits.

(d) Except as set forth on Section 3.16(d) of the Disclosure Schedule, each of the employees and officers of the Company and its Subsidiaries is party to a confidentiality agreement with the Company providing, among other things, reasonable and customary protections to the Company’s Intellectual Property.

Section 3.17. Information Supplied.

(a) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Preliminary Information Statement or the Definitive Information Statement (and any amendment or supplement thereto) will, at the time the Preliminary Information Statement or the Definitive Information Statement (and any amendment or supplement thereto), as applicable, is filed with the SEC or mailed to the Company stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Preliminary Information Statement and the Definitive Information Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

23

(b) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Registration Statement (including any amendment or supplement thereto) will, as of the effective date of the Registration Statement or the closing date of the Rights Offering, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 3.18. Brokerage Fees. Other than fees payable pursuant to the agreements set forth on Section 3.18 of the Disclosure Schedule, true and correct copies of which have been made available to the Lenders, neither the Company nor any of its Subsidiaries has paid, or is a party to any Contract, agreement or understanding with any Person (other than this Agreement) that could give rise to a valid claim against any of them for, a brokerage commission, finder’s fee or like payment in connection with the Restructuring Transactions.

Section 3.19. Fairness Opinion. The Special Committee has received the opinion of Duff & Phelps, LLC to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth therein, the Exchange Price for the Exchanging Loans is fair, from a financial point of view, to the stockholders of the Company unaffiliated with the Lenders in connection with the Restructuring Transactions (the “Fairness Opinion”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE LENDERS

Each Lender, severally and not jointly, represents and warrants to each of the other Parties hereto as follows:

Section 4.1. Ownership; Due Organization; Power and Authority. Each Lender is the sole holder of the amount of Exchanging Loans to be exchanged by such Lender pursuant to the terms of this Agreement, with the aggregate amount of the Exchanging Loans to equal approximately $61.9 million. Each Lender is validly existing and in good standing under the laws of the state of its organization. Each Lender has full right, power, authority and capacity to enter into this Agreement and the Restructuring Documents to which it is (or will be) a party and to carry out the transactions contemplated thereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Restructuring Documents to which it is (or will be) a party. Upon execution and delivery by each Lender of this Agreement and the Restructuring Documents to which it is (or will be) a party and, assuming due authorization, execution and delivery by the other parties thereto, this Agreement and the Restructuring Documents to which it is (or will be) a party will constitute valid and binding obligations of such Lender, enforceable against such Lender in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium, and other laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

24

Section 4.2. Investor Status.

(a) Each Lender acknowledges that it is a sophisticated institutional investor, has knowledge and experience in financial matters and is capable of independently evaluating the merits and risks of investment decisions with respect to the Restructuring Transactions.

(b) Each Lender acknowledges that (i) it has conducted its own investigation of the Company, (ii) it has had access to, and has had an adequate opportunity to review, (x) all information the Company has filed with and furnished to the SEC, (y) all information set forth in such filings and (z) such financial and other information as it deems necessary to make its decision to engage in the Restructuring Transactions, and (iii) it has been offered the opportunity to ask questions of the Company, and received such answers thereto, as it deemed necessary in connection with the decision to engage in the Restructuring Transactions.

Section 4.3. No Approvals or Consents. Except as expressly provided in this Agreement, no consent or approval is required by any other Person or entity in order for a Lender to carry out the Restructuring Transactions contemplated by, and perform the respective obligations under, this Agreement and each of the Restructuring Documents to which it is (or will be) a party.

Section 4.4. No Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to any Lender’s knowledge, threatened against or affecting such Lender, or any of its properties or assets which, if adversely determined, in the aggregate, would reasonably be expected to materially and adversely affect the ability of such Lender to consummate any of the transactions contemplated by this Agreement or any Restructuring Document.

Section 4.5. Non-Contravention. The entry into and performance of this Agreement by each Lender and the consummation by such Lender of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Lender, (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of any agreement, indenture or instrument to which such Lender is party, or (iii) result in the violation of any law, rule, regulation or Order (including federal and state securities laws) applicable to such Lender, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Lender to perform its obligations hereunder.

25

Article V

[RESERVED]

Article VI

COVENANTS OF THE PARTIES

Section 6.1. Covenants of the Company.

(a) Business Operations. Except as expressly permitted by this Agreement, during the period beginning on the date of this Agreement and ending on the Closing Date, the Company shall (i) operate its businesses in the ordinary course based on historic practices and the operations contemplated pursuant to the Company’s business plans, taking into account the Restructuring Transactions and the other transactions contemplated hereby, (ii) use commercially reasonable efforts to preserve intact in all material respects the business organization of the Company, (iii) make all commercially reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Intellectual Property rights, to keep available the services of its current officers and employees and to preserve the Company’s and each of its Subsidiaries’ relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Company or any of its Subsidiaries and (iv) comply with all Applicable Laws and Orders. Without limiting the generality of the foregoing, and except as expressly permitted by this Agreement or as set forth on Schedule 6.1(a), prior to the Closing Date, neither the Company nor any of its Subsidiaries, as the case may be, will, without the prior written consent of the Lenders:

i. issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, additional shares of its capital stock or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or any stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Common Stock or the value of the Company or any part thereof, except, in each case: for issuances of Common Stock in respect of (x) any exercise of options to purchase Common Stock outstanding on the date of this Agreement, in accordance with their terms on the date of this Agreement, or (y) any vesting or delivery of Common Stock under restricted stock units of the Company outstanding on the date of this Agreement, in accordance with their terms as of the date of this Agreement;

ii. split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, or propose to do any of the foregoing with respect to, any of its outstanding securities, except, in each case: for dispositions of Common Stock to the Company as a result of a net share settlement of any options to purchase Common Stock or to satisfy tax withholding obligations in respect of any options to purchase Common Stock or restricted stock units of the Company;

26

iii. declare, set aside or pay any dividend on, or make any other distribution in any form in respect of, the Common Stock;

iv. purchase or otherwise acquire, sell or otherwise dispose of or encumber (or enter into any agreement to so purchase or otherwise acquire, sell or otherwise dispose of or encumber) material properties or material assets except in the ordinary course of business;

v. acquire or agree to acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the capital stock of, or by any other manner, any business or any other Person or any division thereof;

vi. amend any of the charter documents, bylaws or other governing documents of the Company or any of its Subsidiaries;

vii. except as required to comply with Applicable Law or any employee benefit plan as in effect on the date of this Agreement, (i) increase the compensation (other than compensation increases in the ordinary course of business) of any of its directors, officers, employees or consultants, (ii) pay or agree to pay to any directors, officers, employees or consultants any bonus, other amount, or other benefit, or make any advance or loan to any such Person, other than the payment of base compensation or advances for business expenses in the ordinary course of business, (iii) grant any awards under any employee benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any employee benefit plan or awards made thereunder), (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan, (v) take any action to accelerate the vesting or payment of any compensation or benefit under any employee benefit plan, (vi) adopt, enter into or amend any employee benefit plan or (vii) make any material determination under any employee benefit plan that is not in the ordinary course of business;

viii. repurchase, prepay, create, incur or assume any indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing;

ix. purchase, redeem or otherwise acquire any shares of its capital stock, or any option, warrant, call or right relating to such shares, interests or other securities (including any Company options), except, in each case: for dispositions of Common Stock to the Company as a result of a net share settlement of any options to purchase Common Stock or to satisfy tax withholding obligations in respect of any options to purchase Common Stock or restricted stock units of the Company;

27

x. change its fiscal year, revalue any of its material assets or make any changes in financial accounting methods, principles, practices or policies, except as required by GAAP or Applicable Law;

xi. except as required by Applicable Law, (i) make or change any Tax election; (ii) change any Tax accounting period or method, (iii) file any amended Tax return, (iv) enter into any closing agreement with respect to Taxes, (v) settle any Tax claim or assessment, (vi) surrender any right to claim a refund of Taxes, (vii) consent to any extension or waiver of the limitations period for the assessment of any Tax or (viii) take any action outside the ordinary course of business consistent with past practice whose effect would be to increase the Company’s or any of its Subsidiaries’ present or future Tax liability or to decrease the Company’s or any of its Subsidiaries’ present or future Tax assets;

xii. enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;

xiii. enter into any Contract (or any substantially related Contracts, taken together) (i) that would be a Material Contract, (ii) if consummation of the Restructuring Transactions or the other transactions contemplated hereby, or compliance by the Company with the provisions of this Agreement will conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company, any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of such Contract or (iii) containing any prohibition on change of control or any restriction on the ability of the Company or any of its Subsidiaries to assign all or any portion of its rights, interests or obligations thereunder;

xiv. waive, release or assign any rights or claims under, fail to take a required action under, permit the lapse of or default under, or modify, amend or terminate any Material Contract;

xv. pay, discharge, settle or satisfy any claims (including claims of stockholders and any stockholder litigation relating to the Restructuring Transactions or any other transaction contemplated hereby), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

xvi. take any action (or omit to take any action) if such action (or omission) would or could reasonably be expected to result in any of the conditions to the obligation of the Lenders to consummate the Restructuring Transactions and the other transactions contemplated hereby set forth in Article VII not being satisfied or materially delay such satisfaction;

xvii. except as required by Applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any officer, director, employee of the Company or any of its Subsidiaries or terminate the employment of any such Person that has an employment, severance or similar agreement or Contract with the Company or any of its Subsidiaries;

28

xviii. discharge or satisfy any Lien or pay any obligation or liability other than in the ordinary course of business consistent with past practice;

xix. fail to maintain insurance coverage at levels consistent with presently existing levels;

xx. commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company or any of its Subsidiaries;

xxi. create or have any subsidiary of the Company, other than the current Subsidiaries of the Company;

xxii. engage in any business or business activity other than the business and business activities currently conducted; or

xxiii. authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed above in this Section 6.1(a).

(b) Effectuating Documents; Further Transactions. After the Closing Date, to the extent permitted by this Agreement and the Restructuring Documents, the Company and its officers, directors and members are authorized to and may issue, execute, deliver, file or record such Contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Agreement and the Equity Interests to be converted, exchanged or issued, as applicable, pursuant to the Restructuring Transactions on behalf of the Company, without the need for any approvals, authorization, or consents except for those expressly required pursuant to this Agreement.

(c) Fees and Expenses. The Company shall pay (i) when due and payable, all reasonable costs and expenses (including attorney’s fees and expense reimbursement) that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement, the Restructuring Documents and the Restructuring Transactions and (ii) at the Closing, all documented (pursuant to summary form invoices which may be redacted for privileged information) costs and expenses (for professional fees, expense reimbursement or otherwise) presented for payment by the counsel and professionals retained by each Lender, including Covington & Burling LLP. The costs and expenses payable pursuant to this Section 6.1(c) shall be in addition to, and shall in no way affect or limit, the reimbursement rights held by the Lenders under any other document or agreement.

29

(d) Material Adverse Effect. During the period beginning on the date of this Agreement and ending on the Closing Date, the Company shall promptly, but in any event within five (5) Business Days thereafter, give written notice to the Lenders after knowing of any development or event which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Information Statement. The Company shall use its reasonable best efforts to file the Preliminary Information Statement with the SEC as promptly as practicable after the date hereof. The Company shall use its reasonable best efforts to cause the Definitive Information Statement to be filed with the SEC and mailed to the Company stockholders as promptly as practicable after receipt of a no review decision or any further comments from the staff of the SEC on the Preliminary Information Statement. No filing of, or amendment or supplement to, the Preliminary Information Statement or the Definitive Information Statement will be made by the Company without providing the Lenders a reasonable opportunity to review and comment reasonably and in good faith thereon, except to the extent doing so would not permit compliance with Applicable Law with respect thereto. If any information relating to the Company, or any of its Affiliates, directors or officers, should be discovered by the Company which is required to be set forth in an amendment or supplement to the Definitive Information Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly notify the Lenders and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law, disseminated to the Company stockholders. The Company shall promptly notify the Lenders of the receipt of any and all comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement for additional information and shall supply the Lenders with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Preliminary Information Statement, the Definitive Information Statement or the Restructuring Transactions. The Company shall respond to any and all comments from the SEC or the staff of the SEC and to any request by the SEC or the staff of the SEC for amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement, as promptly as practicable. Any response to the SEC and any amendments or supplements to the Preliminary Information Statement or the Definitive Information Statement shall be subject to the Lenders’ approval, which approval shall not be unreasonably withheld or delayed. The issuance of the Resulting Shares and the Charter Amendment contemplated by the Company Stockholder Approval may not occur or become effective, as the case may be, prior to the end of the 20 calendar days’ waiting period after the Definitive Information Statement is sent to all holders of Common Stock as of the Record Date in accordance with Rule 14c-2(b) of the Exchange Act.

(f) Company Stockholder Approval. The Company shall, subject to Applicable Law, the Company’s certificate of incorporation, the Company’s bylaws and the rules of the NYSE American, (i) as promptly as reasonably practicable, establish a record date for purposes of obtaining the Company Stockholder Approval by giving notice to the NYSE American and (ii) as promptly as reasonably practicable, submit the issuance of the Resulting Shares and the Charter Amendment to the Consenting Majority Stockholders for adoption, in order to obtain the Company Stockholder Approval. Once the Company has established a record date, by giving notice to the NYSE American, for purposes of obtaining the Company Stockholder Approval, the Company shall not change such record date or establish a different record date for the same purposes without the prior written consent of the Lenders, unless required to do so by Applicable Law or the Company’s bylaws. Unless otherwise agreed by the Lenders, the issuance of the Resulting Shares and the Charter Amendment shall be the only matters (other than related procedural matters) that the Company shall propose to be acted on by the Consenting Majority Stockholders.

30

(g) Rights Offering. The Company shall cause a registration statement relating to the Rights Offering (the “Registration Statement”) to be filed as promptly as practicable after the date of this Agreement, and shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable after the Closing. The Company agrees to respond to any comments or requests of the SEC, and to file any necessary amendments to the Registration Statement, as promptly as practicable. The Company agrees to make all such arrangements, to take all such actions and to execute, deliver and file all such agreements, certificates, instruments and other documents as may be necessary, appropriate or advisable in order to effectuate the Rights Offering and the timely filing of the Registration Statement and any necessary amendments thereto. Notwithstanding the foregoing, the Company shall not make any such filings related to the Rights Offering without the prior written consent of the Lenders, which consent shall not be unreasonably withheld or delayed. The Company may withdraw the Registration Statement in the event the Company Stockholder Approval is not obtained.

(h) Reasonable Best Efforts. The Company shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Restructuring Transactions, including (i) taking of all acts necessary to cause the conditions to the Closing to be satisfied as promptly as practicable, (ii) ensuring that all steps set forth in Section 2.1 occur as promptly as practicable, (iii) making all filings related to the Rights Offering with applicable Governmental Authorities, and taking all actions necessary to ensure a timely launch of the Rights Offering, as promptly as practicable and (iv) making all filings related to the other Restructuring Transactions with applicable Governmental Authorities as promptly as practicable.

(i) Record Date. If the Company has set the record date for purposes of the Company Stockholder Approval by giving notice to the NYSE American but is unable to rely on such record date for such purposes for any reason, the Company shall reset the record date (and shall notify the NYSE American of such new record date) for such purposes, with the Lenders’ consent, unless otherwise required to do so by Applicable Law or the Company’s bylaws. If necessary, the Company, with the Lenders’ consent, shall reset the record date for purposes of obtaining the Company Stockholder Approval multiple times and the Company’s board of directors shall adopt board resolutions or written consents for each such setting or re-setting of the record date for purposes of obtaining the Company Stockholder Approval.

(j) Access to Information. From the date hereof until the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) provide to the Lenders reasonable access to the directors, officers, employees, properties, facilities, books and records of the Company and its Subsidiaries and (ii) furnish to the Lenders information concerning the business, properties, assets, liabilities, Equity Interests and other aspects of the Company and its Subsidiaries as the Lenders may reasonably request.

31

(k) NYSE American Listing. As promptly as practicable after the Company Stockholder Approval, the Company shall cause the Rights Offering Shares and the Resulting Shares to be approved for listing on the NYSE American, subject to official notice of issuance. The Company shall, and shall cause its Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to maintain the listing of the Common Stock on the NYSE American (or, if the Common Stock is delisted on the NYSE American, to cause the Common Stock to be quoted on one or more over-the-counter interdealer quotation services satisfactory to the Lenders immediately following such delisting).

(l) Charter Amendment. The Company shall cause the Charter Amendment to become effective at the Closing.

Section 6.2. Restrictions on Transferring the Exchanging Loans. For the period commencing as of the date each Party executes this Agreement until the earlier to occur of the termination of this Agreement pursuant to the terms hereof or the Closing Date (such period, the “Restricted Period”), no Lender shall sell, transfer or assign any Exchanging Loans. Except as expressly provided in the preceding sentence, this Agreement shall in no way restrict the right or ability of any Lender to sell, transfer or assign any Equity Interests.

Section 6.3. Mutual Covenants of the Parties. Subject to the terms and conditions hereof and for so long as this Agreement has not been terminated in accordance with the terms hereof, each of the Parties, as applicable, agrees to comply with the following covenants:

(a) Each of the Parties hereby covenants and agrees to support and use commercially reasonable efforts to facilitate consummation of each of the Restructuring Transactions, as may be applicable, pursuant to the terms set forth in this Agreement and the Restructuring Documents, and take all reasonable actions necessary or reasonably requested by the Company or the Lenders to facilitate consummation of each of the Restructuring Transactions, as may be applicable, including voting in favor of, or executing written consents approving, any actions necessary to effectuate the foregoing.

(b) Each of the Parties hereby covenants and agrees not to, in its capacity as a Party, or in any other capacity, in any material respect, object to, delay, impede, or take any other action to interfere with the Restructuring Transactions.

Article VII

CONDITIONS TO CLOSING

Section 7.1. Each Party’s Conditions to Closing. The respective obligations of each Party to effect the Restructuring Transactions and the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. All governmental and regulatory approvals and consents necessary to effectuate the Restructuring Transactions and any other transactions contemplated hereby under any Applicable Law shall have been obtained.

32

(b) No Injunctions or Legal Restraints. No temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) which has the effect of preventing the consummation of the Restructuring Transactions and the other transactions contemplated in this Agreement or in the Restructuring Documents shall be in effect.

(c) Restructuring Documents and Consents. All Restructuring Documents shall have been (i) tendered for delivery, (ii) effected or executed and (iii) to the extent required, filed with the applicable Governmental Authority in accordance with Applicable Laws. All conditions precedent to the Restructuring Documents shall have been satisfied or waived pursuant to the terms of the Restructuring Documents. All actions necessary to implement the Restructuring Transactions shall have been taken by the required Parties in accordance with Applicable Laws.

Section 7.2. Company’s Conditions to Closing. The obligations of the Company to effect the Restructuring Transactions and the other transactions contemplated hereby are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Parties (other than the Company) contained herein that are qualified as to materiality shall be true and correct, and the representations and warranties of the Parties (other than the Company) contained herein that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Performance of Obligations; No Default under Other Agreements. Each of the Parties (other than the Company) shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement and the Restructuring Documents to be performed by it prior to or at the Closing (or such compliance shall have been waived on terms and conditions reasonably satisfactory to the Company) and after giving effect to the Restructuring Transactions, no default or event of default by any of such Parties (other than the Company) shall have occurred and be continuing under this Agreement or any of the Restructuring Documents.

(c) Consent under Investor Rights Agreement. Each Investor under the Investor Rights Agreement shall have, pursuant to the terms of the Investor Rights Agreement, furnished written consent to the Company with respect to all of the transactions contemplated hereunder.

(d) Waiver of Conditions. The Company may waive any of the conditions to the Closing set forth above in this Section 7.2 at any time; provided, that in the event that any such waiver has the effect of adversely impacting the rights of the Lenders under Article IX, Article X or Section 6.1(c), the prior consent of a majority of the Lenders shall be required. The failure of the Lenders to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

33

Section 7.3. Lenders’ Conditions to Closing.

(a) General. Each Lender’s obligation hereunder to consummate the Restructuring Transactions is subject to the satisfaction or express waiver by it prior to or at the Closing of each of the conditions specified below in this Section 7.3.

(b) Representations and Warranties of the Company. Each of the representations and warranties of the Company in this Agreement and in each of the Restructuring Documents that is qualified as to materiality or Material Adverse Effect shall be true and correct, and each of the representations and warranties of the Company in this Agreement and in each of the Restructuring Documents that is not so qualified shall be true and correct in all material respects, in each case, on and as of the Closing Date as if made as of such date (unless expressly stated to relate to a specific earlier date, in which case each of such representations and warranties that is qualified as to materiality or Material Adverse Effect shall be true and correct as of such earlier date, and each of such representations and warranties that is not so qualified shall be true and correct, in all material respects as of such earlier date).

(c) Performance by the Company; No Default under Other Agreements. The Company and each of its Subsidiaries shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement and the Restructuring Documents required to be performed or complied with by them prior to or at the Closing (or such compliance shall have been waived on terms and conditions reasonably satisfactory to each Lender) and after giving effect to the Restructuring Transactions, no default or event of default by the Company or any of such Subsidiaries shall have occurred and be continuing under this Agreement or any of the Restructuring Documents.

(d) Material Adverse Effect. Since the date of this Agreement, there shall not have been any Material Adverse Effect.

(e) Waiver of Conditions. Each Lender may waive any of the conditions to the Closing set forth above in this Section 7.3 at any time.

(f) Closing Certificate. The Company shall have furnished a certificate, addressed to each Lender, signed by the chief executive officer and the chief financial officer of the Company, to the effect that the closing conditions with respect to the Company set forth in paragraphs (b) through (d) of this Section 7.3 have been satisfied.

Section 7.4. Frustration of Closing Conditions. None of the Parties hereto may rely on the failure of any condition set forth in this Article VII, as the case may be, to be satisfied if such failure was caused by such Party’s failure to comply with the terms of this Agreement.

34

Section 7.5. NYSE American Listing. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that the Company’s continued listing with the NYSE American shall not be a condition to Closing for any Party; provided that, in the event that the Common Stock is not then listed with the NYSE American, it is quoted on one or more over-the-counter interdealer quotation services satisfactory to the Lenders immediately following such delisting.

Article VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated, and the Restructuring Transactions and the other transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) by written consent of the Company and the Lenders;

(b) by either of the Lenders, on the one hand, or the Company on the other hand, if the Closing shall not have been consummated by October 4, 2020, for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party if the failure of such Party to perform any of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Closing to be consummated on or before such date;

(c) by either of the Lenders, on the one hand, or the Company, on the other hand, if any Legal Restraints having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable;

(d) by the Lenders acting together if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or the Restructuring Documents, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3, and (ii) has not been or is incapable of being cured by the Company within ten (10) days after its receipt of written notice thereof from the Lenders;

(e) by the Company, if the Lenders have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2, and (ii) has not been or is incapable of being cured by the applicable Lender within ten (10) days after receipt of written notice thereof from the Company; or

(f) by the Lenders acting together if, prior to the Closing Date, the Lenders decide in their sole discretion to terminate this Agreement, the Restructuring Transactions and the other transactions contemplated hereby due to the pendency of a potential transaction involving the Company and its Subsidiaries.

35

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and have no further effect, without any liability or obligation on the part of any Party hereto or any of their respective officers, directors, managers, partners, members, employees and agents, other than the provisions of Sections 6.1(c), 8.2 and 8.3, Articles IX, Article X and Article XI, which shall survive any such termination, and except to the extent that such termination results from a material breach by a Party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any of the Restructuring Documents. Nothing in this Section 8.2 shall relieve either Party of (x) liability for common law fraud or (y) liability resulting from any willful breaches of this Agreement prior to the termination hereof.

Section 8.3. Notice of Termination. Termination of this Agreement by any Party shall be by delivery of a written notice to the other Parties. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 11.2.

Section 8.4. NYSE American Listing. Notwithstanding anything to the contrary in this Agreement, the Parties acknowledge and agree that no party to this Agreement shall have a right to terminate this Agreement solely upon the occurrence of the Company being delisted from the NYSE American; provided that the Company shall have used its reasonable best efforts to cause the Common Stock to be quoted on one or more over-the-counter interdealer quotation services satisfactory to the Lenders immediately following such delisting.

Article IX

INDEMNIFICATION

Section 9.1. Indemnification. Except as prohibited by Applicable Law, the Company shall indemnify and hold harmless each of the Indemnified Parties, for all costs, expenses, loss, damage or liability incurred or suffered by any such Indemnified Party arising from or related in any way to any and all causes of action whether known or unknown, whether for tort, contract, violations of federal or state securities laws or otherwise, including any claims or causes of action, whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted (collectively, “Losses”), to the extent such Losses are based in whole or in part upon any act or omission, transaction or other occurrence or circumstances arising from or related in any way to the Company, the Restructuring Transactions, this Agreement and the Restructuring Documents, including those arising from or related in any way to: (i) any action or omission of any such Indemnified Party in such Indemnified Party’s capacity as director, officer, manager, employee, attorney, other professional, and agent to the Company; (ii) any disclosure made or not made by any Indemnified Party to any current or former holder of any such indebtedness of or any such Equity Interest in the Company; and (iii) any action taken or not taken in connection with the negotiations, formulation, solicitation or preparation of documents, agreements or instruments prepared in connection with, or in furtherance of, the Restructuring Transactions and the other transactions contemplated hereunder; provided that the foregoing indemnity shall not apply to any Losses arising from or relating to any act or omission of an Indemnified Party that constitutes fraud, willful misconduct or gross negligence. In the event that any such Indemnified Party becomes involved in any action, proceeding or investigation brought by or against any Indemnified Party, as a result of matters to which the foregoing “Indemnification” may relate, the Indemnified Party shall promptly notify the Company and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party, and shall assume the payment of all fees and expenses; provided that the failure of any Indemnified Party to notify the Company in accordance with the foregoing shall not relieve the Company of its obligations except to the extent that the Company is materially prejudiced by such failure to notify. The Company shall not be liable for any settlement of any claim or action effected without its written consent, which consent shall not be unreasonably withheld or delayed, but if settled with such consent, or if there be a final judgment for the plaintiff, the Company shall indemnify and hold harmless such Indemnified Party from and against any Losses (to the extent stated above) by reason of such settlement or judgment.

36

Article X

MUTUAL RELEASES

Section 10.1. Mutual Releases.

(a) AS OF THE CLOSING DATE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES (IN SUCH CAPACITY, THE “RELEASING PARTIES”) SHALL CONCLUSIVELY, ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND FOREVER RELEASE THE OTHER PARTIES, THE COMPANY AND THEIR RESPECTIVE AFFILIATES, SUCCESSORS AND ASSIGNS (THE “RELEASED PARTIES”) FROM ANY AND ALL CLAIMS, EQUITY INTERESTS, OBLIGATIONS, RIGHTS, SUITS, DAMAGES, CAUSES OF ACTION, REMEDIES, AND LIABILITIES WHATSOEVER, INCLUDING ANY DERIVATIVE CLAIMS ASSERTED ON BEHALF OF THE COMPANY, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT SUCH PARTY WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT (WHETHER INDIVIDUALLY OR COLLECTIVELY), BASED ON OR RELATING TO, OR IN ANY MANNER ARISING FROM, IN WHOLE OR IN PART, THE RESTRUCTURING TRANSACTIONS, THE PURCHASE, SALE OR RESCISSION OF THE PURCHASE OR SALE, OF ANY SECURITY OF THE COMPANY, THE SUBJECT MATTER OF, OR THE TRANSACTIONS OR EVENTS GIVING RISE TO, ANY CLAIM OR EQUITY INTEREST THAT IS TREATED IN THIS AGREEMENT OR THE AGREEMENTS CONTEMPLATED BY THIS AGREEMENT, THE RESTRUCTURING OF DEBT OF THE COMPANY OR EQUITY INTERESTS PRIOR TO OR DURING THE RESTRUCTURING TRANSACTIONS, THE NEGOTIATION, FORMULATION, OR PREPARATION OF THIS AGREEMENT, THE RESTRUCTURING DOCUMENTS OR OTHER DOCUMENTS OR ANY OTHER ACT OR OMISSION, TRANSACTION, AGREEMENT, EVENT, OR OTHER OCCURRENCE RELATED TO ANY OF THE FOREGOING AND TAKING PLACE ON OR BEFORE THE CLOSING DATE; PROVIDED, HOWEVER, THAT THE RELEASES PURSUANT TO THIS SECTION 10.1 SHALL NOT APPLY (I) WITH RESPECT TO A RELEASED PARTY, TO ANY CLAIMS OR LIABILITIES ARISING OUT OF OR RELATING TO ANY ACT OR OMISSION OF SUCH RELEASED PARTY THAT CONSTITUTES FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR A CRIMINAL ACT TO THE EXTENT SUCH ACT OR OMISSION IS DETERMINED BY A FINAL ORDER TO HAVE CONSTITUTED FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR A CRIMINAL ACT (II) TO ANY CONTRACT, AGREEMENT, ARRANGEMENT OR UNDERSTANDING, WRITTEN OR ORAL, BETWEEN ANY ONE OR MORE OF THE COMPANY AND/OR THE RELEASED PARTIES, ON ONE HAND, AND ANY ONE OR MORE OF THE RELEASING PARTIES, ON THE OTHER HAND, TO THE EXTENT NOT RELATED TO THE RESTRUCTURING TRANSACTIONS OR ANY CLAIM OR EQUITY INTEREST THAT IS THE SUBJECT OF ANY ACTION OR TREATMENT UNDER, OR PURSUANT TO ANY PROVISION OF, THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS CLAUSE (II) SHALL NOT IN ANY WAY LIMIT OR AFFECT THE RELEASES GRANTED TO THE LENDERS OR, IN THEIR CAPACITIES AS SUCH, THEIR DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, AFFILIATES, PARENTS, SUBSIDIARIES, PREDECESSORS, SUCCESSORS, HEIRS, EXECUTORS AND ASSIGNEES, ATTORNEYS, FINANCIAL ADVISORS, INVESTMENT BANKERS, ACCOUNTANTS AND OTHER PROFESSIONALS OR REPRESENTATIVES.

37

(b) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING HEREIN SHALL BE DEEMED TO AND NOTHING HEREIN SHALL RELEASE ANY POST-CLOSING OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT (INCLUDING UNDER ARTICLE IX, SECTION 6.3(C) OR SECTION 11.3 OF THIS AGREEMENT), THE RESTRUCTURING DOCUMENTS OR ANY DOCUMENT, INSTRUMENT OR AGREEMENT (INCLUDING THOSE SET FORTH IN THE RESTRUCTURING DOCUMENTS) EXECUTED TO IMPLEMENT THE RESTRUCTURING TRANSACTIONS AND THIS AGREEMENT.

(c) NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE FOREGOING, NOTHING HEREIN SHALL BE DEEMED TO AND NOTHING HEREIN SHALL RELEASE ANY CLAIM ARISING UNDER THE EXISTING CREDIT AGREEMENT, AS AMENDED BY THE CREDIT AGREEMENT AMENDMENT, OR THE LOAN DOCUMENTS (AS SUCH TERM IS DEFINED IN THE EXISTING CREDIT AGREEMENT).

Article XI

MISCELLANEOUS

Section 11.1. Waiver of Punitive Damages. Except in respect of any action based on fraud, gross negligence or willful misconduct, to the extent permitted by Applicable Law, none of the Parties hereto shall assert, and each hereby waives, any claim against the other Parties (including their respective Affiliates, partners, stockholders, members, directors, officers, agents, employees and controlling Persons), on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Restructuring Transactions, this Agreement or any Restructuring Document.

38

Section 11.2. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (i) when delivered, including via email (except that if the day of delivery is not a Business Day, then the next Business Day), (ii) when transmitted via telecopy (or other facsimile device) on a Business Day during normal business hours to the number set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except that if such day is not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such Party may specify by written notice to the other Party:

i. if to the Lenders, to: the Lenders, c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10022, Attention: Matthew Rizzo, Partner, and Michael Eggenberg, Managing Director, with a copy (which copy shall not constitute notice) to: Covington & Burling LLP, 620 Eighth Avenue, The New York Times Building, New York, NY 10018, Attention: Peter Schwartz, Esq.; and

ii. if to the Company, to: Xtant Medical Holdings, Inc., 600 Cruiser Lane, Belgrade, MT 59714, Attention: Sean Browne, Chief Executive Officer, with a copy (which copy shall not constitute notice) to: (a) Fox Rothschild LLP, Campbell Mithun Tower - Suite 2000, 222 South Ninth Street, Minneapolis, MN 55402, Attention: Amy Culbert, Esq.

Section 11.3. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement (and the rights, duties and obligations of the Parties to this Agreement) will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 11.4. No Waiver of Remedies; Remedies Cumulative. No failure or delay on the part of any Party in exercising any right, power or privilege hereunder and no course of dealing between the Company, its Subsidiaries and any other Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies that the Parties would otherwise have. No notice to or demand on the Company or its Subsidiaries in any case shall entitle the Company or its Subsidiaries to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other Parties hereto to any other or further action in any circumstances without notice or demand.

39

Section 11.5. Counterpart. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart thereof.

Section 11.6. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 11.7. Governing Law; Submission to Jurisdiction; Venue.

(a) THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

(b) If any action, proceeding or litigation shall be brought in order to enforce any right or remedy under this Agreement, each Party hereby consents and will submit, and will cause each of its respective Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting in the State of New York, borough of Manhattan. Each Party hereby irrevocably waives, and will cause each of its respective Subsidiaries to waive, any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it or they may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. Each Party further agrees that it shall not, and shall cause each of its respective Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York.

(c) Each Party irrevocably consents, and will cause each of its respective Subsidiaries to consent, to the service of process of any of the applicable aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 11.2, such service to become effective thirty (30) days after such mailing.

(d) EACH PARTY HERETO HEREBY WAIVES, AND WILL CAUSE EACH OF ITS RESPECTIVE SUBSIDIARIES TO WAIVE, ANY AND ALL RIGHTS IT OR ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT.

40

Section 11.8. Severability. If any provision of this Agreement becomes or is determined by a court of competent jurisdiction to be illegal, invalid, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement and the remaining provisions (or portion of the provision) shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid, unenforceable or void provisions (or portions thereof).

Section 11.9. Entirety. This Agreement, together with the Restructuring Documents, represents the entire agreement of the parties hereto and thereto, and supersedes all previous and contemporaneous negotiations, promises, covenants, understandings, agreements and representations, oral or written, if any, on such subjects or relating to this Agreement, the Restructuring Documents or the transactions contemplated herein or therein, all of which have become merged and integrated into this Agreement. All Schedules and Exhibits attached to this Agreement or referenced herein constitute a part of this Agreement and are incorporated herein for all purposes.

Section 11.10. No Third-Party Beneficiaries. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties to this Agreement any rights, remedies, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including any partner, member, shareholder, director, officer, employee or other beneficial owner of any party, in its own capacity as such or in bringing a derivative action on behalf of a party) shall have any standing as a third-party beneficiary with respect to this Agreement or the transactions contemplated by this Agreement.

Section 11.11. Amendments and Waivers of Terms. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Lenders or, in the case of a waiver, by the party against whom the waiver is to be effective.

Section 11.12. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.13. Survival. The representations and warranties herein shall survive the Closing and the delivery of any Resulting Shares hereunder. Any certificate signed by any officer of the Company and delivered to the Lenders shall be deemed a representation and warranty by the Company to all other Parties as to the matters covered thereby.

41

Section 11.14. Nature of Lenders’ Obligations. Each of the Parties agrees and acknowledges that (i) each Lender is entering into this Agreement on behalf of such Lender, and not on behalf of any other Lender, (ii) the representations, warranties, covenants and other obligations of each Lender hereunder are several and not joint, such that no Lender shall be liable or otherwise responsible for any representations, warranties, covenants or other obligations of any other Lender, or any breach or violation thereof, (iii) the relationship of the Lenders to each other shall not be deemed a partnership, joint venture or similar arrangement and shall not create a presumption that the Lenders are in any way acting in concert or as a group with each other with respect to the Restructuring Transactions and (iv) there are no commitments among or between the Lenders, arising from or in connection with this Agreement. Each Lender shall be entitled to independently protect and enforce its rights including, without limitation, the rights arising out of this Agreement or out of the other Restructuring Documents, and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose. It is expressly understood and agreed that each provision contained in this Agreement and in each other Restructuring Documents is between the Company, on the one hand, and a Lender, solely, on the other hand, and not between the Company, on the one hand, and the Lenders, collectively, on the other hand, and not between and among the Lenders. No prior history, pattern or practice of sharing confidences among or between the Company and the Lenders shall in any way affect or negate the foregoing understandings and agreements.

Section 11.15. Reservation of Rights; Settlement Discussions. Except as expressly provided in this Agreement, nothing contained in this Agreement is intended to, nor shall it, in any manner, waive, limit, impair or restrict the ability of each Lender to protect and preserve its rights, remedies and interest, including any claims that such Lender may have against the Company. Without limiting the foregoing: (i) if the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties hereto fully reserve any and all of their respective rights and remedies under the Existing Credit Agreement and Applicable Law, except with respect to the provisions of this Agreement that survive termination of this Agreement as set forth in Section 8.2; (ii) nothing herein shall be deemed an admission of any kind; and (iii) pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any action or proceeding other than an action or proceeding to enforce the terms of this Agreement.

[SIGNATURE PAGES FOLLOW]

42

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

XTANT MEDICAL HOLDINGS, INC.

By:	/s/ Sean E. Browne
Name:	Sean E. Browne
Title:	President and Chief Executive Officer

[Signature Page to Restructuring and Exchange Agreement]

43

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ORBIMED ROYALTY OPPORTUNITIES II, LP

By	OrbiMed ROF II LLC,
its	General Partner

By	OrbiMed Advisors LLC,
its	Managing Member

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Title:	Member

ROS ACQUISITION OFFSHORE LP

By	OrbiMed Advisors LLC, solely in
its	capacity as Investment Manager

By:	/s/ W. Carter Neild
Name:	W. Carter Neild
Title:	Member

44

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF XTANT MEDICAL HOLDINGS, INC.

Xtant Medical Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), DOES HEREBY CERTIFY that:

FIRST: The Board of Directors of the Corporation (the “Board of Directors”), at a meeting held on August 7, 2020, duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and proposing that said amendment be submitted to the stockholders of the Corporation for their consideration and approval. The resolution setting forth the proposed amendment is substantially as follows:

RESOLVED, FURTHER, that the Board of Directors hereby approves, subject to approval by the Corporation’s stockholders, an amendment to Section 1 of Article IV of the Corporation’s Amended and Restated Certification of Incorporation, as amended, so that it would state in its entirety as follows:

ARTICLE IV: AUTHORIZED STOCK

“1. Total Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK: Three Hundred Million (300,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK: Ten Million (10,000,000) with a par value of $0.000001 (USD)”

SECOND: The stockholders of the Corporation duly approved and adopted the foregoing amendment by written consent in accordance with the provisions of Section 228 of the DGCL.

THIRD: The Board of Directors and stockholders of the Corporation duly approved and adopted the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

FOURTH: The foregoing amendment shall become effective immediately upon filing.

FIFTH: All other provisions of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation not specifically modified, amended and/or superseded by the Amendment shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Sean E. Browne, its President and Chief Executive Officer, thereunto duly authorized, this ____ day of ________________ 2020.

XTANT MEDICAL HOLDINGS, INC.

By:
Sean E. Browne
Its:	President and Chief Executive Officer

EXHIBIT B

Terms of Credit Agreement Amendment

(a)	Extinguish loans in an aggregate principal amount equal to the Exchanging Loans outstanding under the Existing Facility on the Closing Date, immediately prior to the Closing, together with all accrued and unpaid interest on the Exchanging Loans.

(b)	Add loans in an aggregate principal amount equal to the prepayment fee in respect of the Exchanging Loans, payable under Section 3.2 of the Existing Credit Agreement, which loans shall not be subject to the prepayment fee under Section 3.2 of the Existing Credit Agreement (as amended by the Credit Agreement Amendment) when prepaid or repaid.

(c)	Remove the availability of the Additional Delayed Draw Loans (as defined in the Existing Credit Agreement) and reduce the Additional Second Delayed Draw Commitment Amount (as defined in the Existing Credit Agreement) to $5,000,000.

(d)	Provide that beginning October 1, 2020 through the maturity date of the Existing Credit Agreement, interest payable in cash will accrue on the loans thereunder at a rate per annum equal to the sum of (i) 7.00% plus (ii) the higher of (x) the LIBO Rate (as such term is defined in the Existing Credit Agreement) and (y) 1.00%.

(e)	Eliminate the Revenue Base financial covenant.

EXHIBIT C

REGISTRATION RIGHTS AGREEMENT

[●], 2020

ORBIMED ROYALTY OPPORTUNITIES II, LP

ROS ACQUISITION OFFSHORE LP

c/o OrbiMed Advisors LLC,

601 Lexington Avenue, 54th Floor

New York, NY 10022

Ladies and Gentlemen:

Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), proposes to issue to the undersigned (the “Exchange Parties”) shares of common stock of the Company, $0.000001 par value per share (the “Common Stock”), upon the exchange of the Loans (as defined below) in accordance with the terms set forth in the Restructuring and Exchange Agreement among the Company, OrbiMed Royalty Opportunities II, LP and ROS Acquisition Offshore LP, dated August 7, 2020 (the “Restructuring Agreement”). To induce the Exchange Parties to enter into the Restructuring Agreement and to satisfy the Company’s obligations thereunder, the Lenders (as defined below) will have the benefit of this registration rights agreement (this “Agreement”) pursuant to which the Company agrees with the Exchange Parties for the benefit of the Exchange Parties and for the benefit of the holders (the “Holders”) from time to time of the Registrable Securities (as defined below), as follows:

1. Definitions. As used in this Agreement, the following capitalized defined terms shall have the following meanings:

“Affiliate” has the meaning set forth in Rule 405 under the Securities Act.

“Broker-Dealer” means any broker or dealer registered as such under the Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Date” means the date hereof.

“Company” has the meaning set forth in the preamble hereto.

“Commission” means the Securities and Exchange Commission.

“Common Stock” has the meaning set forth in the preamble hereto.

“Control” has the meaning set forth in Rule 405 under the Securities Act, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Deferral Period” has the meaning indicated in Section 3(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Exchange Parties” has the meaning set forth in the preamble hereto.

“FINRA Rules” means the Conduct Rules and the By-Laws of the Financial Industry Regulatory Authority, Inc.

“Holder” has the meaning set forth in the preamble hereto.

“Lenders” means OrbiMed Royalty Opportunities II, LP and ROS Acquisition Offshore LP.

“Losses” has the meaning set forth in Section 5(d).

“Majority Holders” means, on any date, Holders of a majority of the Registrable Securities.

“Managing Underwriters” means the investment bank(s) and manager(s) that administer an underwritten offering, if any, conducted pursuant to Section 6.

“Loans” means the Loans as defined in that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among Bacterin International, Inc., X-spine Systems, Inc., the Company, in its capacity as a guarantor, Xtant Medical, Inc., in its capacity as a guarantor, and the Lenders, as amended by the First Amendment to Second Amended and Restated Credit Agreement, dated as of April 1, 2020, by and among Bacterin International, Inc., X-spine Systems, Inc., the Company, in its capacity as a guarantor, Xtant Medical, Inc., in its capacity as a guarantor, and the Lenders.

“Notice and Questionnaire” means a written notice delivered to the Company substantially in the form attached as Annex A hereto.

“Notice Holder” means, on any date, any Holder that has delivered a completed Notice and Questionnaire to the Company on or before such date.

“Private Placement” has the meaning set forth in the Restructuring Agreement.

“Prospectus” means a prospectus included in the Shelf Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or Rule 430B under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Shelf Registration Statement, and all amendments and supplements thereto, including any and all exhibits thereto and any information incorporated by reference therein.

“Registrable Securities” means the Common Stock issued to the Exchange Parties pursuant to the transactions described in the Restructuring Agreement upon exchange of Loans and any securities for which such shares have been exchanged, and any security issued with respect thereto upon any stock dividend, split or similar event; provided, however, that each such security will cease to constitute Registrable Securities upon the earliest to occur of (i) such security being sold pursuant to a registration statement that is effective under the Securities Act; and (ii) such security ceasing to be outstanding.

“Restructuring Agreement” has the meaning set forth in the preamble hereto.

“SEC Guidance” means (i) any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Registration Period” has the meaning set forth in Section 2(b).

“Shelf Registration Statement” means a “shelf” registration statement of the Company prepared pursuant to Section 2 that covers the resale, from time to time pursuant to Rule 415 under the Securities Act (or any successor thereto), of some or all of the Registrable Securities on an appropriate form under the Securities Act, including all post-effective and other amendments and supplements to such registration statement, the related Prospectus, all exhibits thereto and all material incorporated by reference therein (including, without limitation, the Initial Registration Statement, any New Registration Statement and any Remainder Registration Statement).

“Underwriter” means any underwriter of Registrable Securities for an offering thereof under the Shelf Registration Statement.

2. Shelf Registration. (a) The Company will, no later than the ninetieth (90th) day after the Closing Date, file with the Commission a Shelf Registration Statement (which, initially, will be on Form S-1 and, as soon as the Company is eligible, will be on Form S-3) providing for the registration of the offer and sale, from time to time on a continuous or delayed basis, of the Registrable Securities by the Holders in accordance with the methods of distribution elected by such Holders, pursuant to Rule 415 (or any successor thereto) under the Securities Act (the “Initial Registration Statement”) and will use its best efforts to cause such Initial Registration Statement to become effective under the Securities Act no later than the one hundred and eightieth (180th) day after the Closing Date; provided, that if the Commission has notified the Company that it will not review or has no comments to such Initial Registration Statement within one hundred and ten (110) days after the Closing Date, the Company will use its best efforts to cause such Initial Registration Statement to become effective under the Securities Act no later than the one hundred and twentieth (120th) day after the Closing Date. Notwithstanding the registration obligations set forth in this Section 2, in the event the Commission informs the Company that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (i) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the Initial Registration Statement as required by the Commission and/or (ii) withdraw the Initial Registration Statement and file a new registration statement (a “New Registration Statement”), in either case covering the maximum number of Registrable Securities permitted to be registered by the Commission, on Form S-3 or, if the Company is ineligible to register the Registrable Securities on Form S-3, or such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, the Securities Act Rules Compliance and Disclosure Interpretations Question 612.09. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a Holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Shelf Registration Statement will first be reduced by securities to be included other than Registrable Securities, and second be reduced by Registrable Securities applied to the Holders on a pro rata basis based on the total number of unregistered Common Shares held by such Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Common Shares held by such Holders. In the event the Company amends the Initial Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, the Company will use its commercially reasonable efforts to file with the Commission, as promptly as allowed by the Commission or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Initial Registration Statement, as amended, or the New Registration Statement (the “Remainder Registration Statements”).

(b) The Company will use its best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended as required by the Securities Act, in order to permit the related Prospectus to be usable by Holders for a period (the “Shelf Registration Period”) from the date the Shelf Registration Statement becomes effective to, and including, the date upon which no Registrable Securities are outstanding and constitute “restricted securities” (as defined in Rule 144 under the Securities Act).

(c) The Company will cause the Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of the Shelf Registration Statement or such amendment or supplement, (i) to comply in all material respects with the applicable requirements of the Securities Act; and (ii) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

(d) Subject to applicable law, the Company will provide written notice to the Holders of the anticipated effective date of the Shelf Registration Statement at least ten (10) Business Days before such anticipated effective date. Each Holder, in order to be named in the Shelf Registration Statement at the time of its initial effectiveness, will be required to deliver a Notice and Questionnaire and such other information as the Company may reasonably request in writing, if any, to the Company on or before the fifth (5th) day before the anticipated effective date of the Shelf Registration Statement as provided in the notice. Subject to Section 3(i), from and after the effective date of the Shelf Registration Statement, the Company will, as promptly as is practicable after the date a Holder’s Notice and Questionnaire is delivered, but in no event after the tenth (10th) day after such date, (i) file with the Commission an amendment to the Shelf Registration Statement or prepare and, if permitted or required by applicable law, file a supplement to the Prospectus or an amendment or supplement to any document incorporated therein by reference or file any other required document so that such Holder delivering such Notice and Questionnaire is named as a selling securityholder in the Shelf Registration Statement and the related Prospectus, and so that such Holder is permitted to deliver such Prospectus to purchasers of Registrable Securities in accordance with applicable law (except that the Company will not be required to file more than one supplement or post-effective amendment in any thirty (30) day period in accordance with this Section 2(d)(i)) and, in the case of a post-effective amendment to the Shelf Registration Statement, the Company will use its best efforts to cause such post-effective amendment to become effective under the Securities Act as promptly as is practicable; (ii) provide such Holder, upon request, copies of any documents filed pursuant to Section 2(d)(i); and (iii) notify such Holder as promptly as practicable after the effectiveness under the Securities Act of any post-effective amendment filed pursuant to Section 2(d)(i); provided, however, that if such Notice and Questionnaire is delivered during a Deferral Period, then the Company will so inform the Holder delivering such Notice and Questionnaire and will take the actions set forth in clauses (i), (ii) and (iii) above upon expiration of the Deferral Period in accordance with Section 3(i). Notwithstanding anything to the contrary herein, the Company need not name any Holder that is not a Notice Holder as a selling securityholder in the Shelf Registration Statement or Prospectus; provided, however, that any Holder that becomes a Notice Holder pursuant to this Section 2(d) (whether or not such Holder was a Notice Holder at the effective date of the Shelf Registration Statement) will be named as a selling securityholder in the Shelf Registration Statement or Prospectus in accordance with this Section 2(d).

3. Registration Procedures. The following provisions will apply in connection with the Shelf Registration Statement.

(a) The Company will:

(i) furnish to the Exchange Parties and to counsel for the Notice Holders, not less than five (5) Business Days before the filing thereof with the Commission, a copy of the Shelf Registration Statement and each amendment thereto and each amendment or supplement, if any, to the Prospectus (other than amendments and supplements that do nothing more than name Notice Holders and provide information with respect thereto and other than filings by the Company under the Exchange Act) and will use its best efforts to reflect in each such document, when so filed with the Commission, such comments as the Exchange Parties reasonably propose within three (3) Business Days of the delivery of such copies to the Exchange Parties; and

(ii) include information regarding the Notice Holders and the methods of distribution they have elected for their Registrable Securities provided to the Company in Notices and Questionnaires as necessary to permit such distribution by the methods specified therein.

(b) The Company will ensure that:

(i) the Shelf Registration Statement and any amendment thereto, and any Prospectus and any amendment or supplement thereto, comply in all material respects with the Securities Act; and

(ii) the Shelf Registration Statement and any amendment thereto do not, when each becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

(c) The Company will advise the Exchange Parties, the Notice Holders and any Underwriter that has provided in writing to the Company a telephone or email or other address for notices, and confirm such advice in writing, if requested (which notice pursuant to clauses (ii) to (v), inclusive, below will be accompanied by an instruction to suspend the use of the Prospectus until the Company has remedied the basis for such suspension):

(i) when the Shelf Registration Statement and any amendment thereto have been filed with the Commission and when the Shelf Registration Statement or any post-effective amendment thereto has become effective;

(ii) of any request by the Commission for any amendment or supplement to the Shelf Registration Statement or the Prospectus or for additional information;

(iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or the institution or threatening of any proceeding for that purpose;

(iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Common Stock included therein for sale in any jurisdiction or the institution or threatening of any proceeding for such purpose; and

(v) of the happening of any event that requires any change in the Shelf Registration Statement or the Prospectus so that they do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

(d) The Company will use its best efforts to prevent the issuance of any order suspending the effectiveness of the Shelf Registration Statement or the qualification of the securities therein for sale in any jurisdiction and, if issued, to obtain as soon as practicable the withdrawal thereof.

(e) Upon request, the Company will furnish, in electronic or physical form, to each Notice Holder, without charge, one copy of the Shelf Registration Statement and any post-effective amendment thereto, including all material incorporated therein by reference, and, if a Notice Holder so requests in writing, all exhibits thereto (including exhibits incorporated by reference therein).

(f) During the Shelf Registration Period, the Company will promptly deliver to each Exchange Party, each Notice Holder, and any sales or placement agents or underwriters acting on their behalf, without charge, as many copies of the Prospectus (including the preliminary Prospectus, if any) relating to the Shelf Registration Statement and any amendment or supplement thereto as such person may reasonably request. Subject to the restrictions set forth in this Agreement, the Company consents to the use of the Prospectus or any amendment or supplement thereto by each of the foregoing in connection with the offering and sale of the Registrable Securities.

(g) Before any offering of Registrable Securities pursuant to the Shelf Registration Statement, the Company will arrange for the qualification of the Registrable Securities for sale under the laws of such U.S. jurisdictions as any Notice reasonably requests and will maintain such qualification in effect so long as required; provided, however, that in no event will the Company be obligated by this Agreement to qualify to do business or as a dealer of securities in any jurisdiction where it is not then so qualified or to take any action that would subject it to taxation or service of process in suits in any jurisdiction where it is not then so subject. If, at any time during the Shelf Registration Period, the Registrable Securities are not “covered securities” within the meaning of Section 18 of the Securities Act, then the Company will arrange for such qualification (subject to the proviso of the immediately preceding paragraph) in each U.S. jurisdiction of residence of each Notice Holder.

(h) Upon the occurrence of any event contemplated by subsections (c)(ii) to (v), inclusive, above, the Company will promptly (or within the time period provided for by Section 3(i) hereof, if applicable) prepare a post-effective amendment to the Shelf Registration Statement or an amendment or supplement to the Prospectus or file any other required document so that the Shelf Registration Statement and the Prospectus will not include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in the light of the circumstances under which they were made) not misleading.

(i) Upon the occurrence or existence of any pending corporate development, public filings with the Commission or any other material event that, in the reasonable judgment of the Company, makes it appropriate to suspend the availability of the Shelf Registration Statement and the Prospectus, the Company will give notice (without notice of the nature or details of such events) to the Notice Holders that the availability of the Shelf Registration Statement is suspended and, upon receipt of any such notice, each Notice Holder agrees: (i) not to sell any Registrable Securities pursuant to the Shelf Registration Statement until such Notice Holder receives copies of the supplemented or amended Prospectus provided for in Section 3(i), or until it is advised in writing by the Company that the Prospectus may be used; and (ii) to hold such notice in confidence. Except in the case of a suspension of the availability of the Shelf Registration Statement and the Prospectus solely as the result of filing a post-effective amendment or supplement to the Prospectus to add additional selling securityholders therein, the period during which the availability of the Shelf Registration Statement and any Prospectus is suspended (the “Deferral Period”) will not exceed an aggregate of (A) thirty (30) days (or, if the Shelf Registration Statement is on Form S-1 (or any successor thereto), sixty (60) days) in any calendar quarter; or (B) sixty (60) days (or, if the shelf registration statement is on Form S-1 (or any successor thereto), ninety (90) days) in any calendar year.

(j) The Company will comply with all applicable rules and regulations of the Commission and will make generally available to its securityholders an earnings statement (which need not be audited) satisfying the provisions of Section 11(a) of the Securities Act as soon as practicable after the effective date of the Shelf Registration Statement and in any event no later than forty five (45) days after the end of the twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of the Shelf Registration Statement.

(k) The Company may require each Holder of Registrable Securities to be sold pursuant to the Shelf Registration Statement to furnish to the Company such information regarding the Holder and the distribution of such Registrable Securities as the Company may from time to time reasonably require for inclusion in the Shelf Registration Statement in order to comply with the Securities Act. The Company may exclude from the Shelf Registration Statement the Registrable Securities of any Holder that unreasonably fails to furnish such information within a reasonable time after receiving a request from the Company for such information.

(l) Subject to Section 6, the Company will enter into customary agreements (including, if requested by the Majority Holders, an underwriting agreement in customary form that, for the avoidance of doubt, will provide for customary representations and warranties, legal opinions, comfort letters and other documents and certifications) and take all other necessary actions in order to expedite or facilitate the registration or the disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain customary indemnification provisions and procedures.

(m) Subject to Section 6, for persons who are or may be “underwriters” with respect to the Registrable Securities within the meaning of the Securities Act and who make appropriate requests for information to be used solely for the purpose of taking reasonable steps to establish a due diligence or similar defense in connection with the proposed sale of such Registrable Securities pursuant to the Shelf Registration, the Company will:

(i) make reasonably available during business hours for inspection by the Holders, any Underwriter participating in any disposition pursuant to the Shelf Registration Statement and any attorney, accountant or other agent retained by the Holders or any such Underwriter all relevant financial and other records and pertinent corporate documents of the Company and its subsidiaries; and

(ii) cause the Company’s officers, directors, employees, accountants and auditors to supply all relevant information reasonably requested by the Holders or any such Underwriter, attorney, accountant or agent in connection with the Shelf Registration Statement as is customary for similar due diligence examinations.

(n) In the event that any Broker-Dealer underwrites any Registrable Securities or participates as a member of an underwriting syndicate or selling group or “participates in an offering” (within the meaning of the FINRA Rules) thereof, whether as a Holder or as an underwriter, placement, sales agent or broker or dealer in respect thereof, or otherwise, the Company will, upon the reasonable request of such Broker-Dealer, comply with any reasonable request of such Broker-Dealer in complying with the FINRA Rules.

(o) The Company will use its best efforts to take all other steps necessary to effect the registration of the offer and sale of the Registrable Securities covered by the Shelf Registration Statement.

4. Registration Expenses. The Company will bear all expenses incurred in connection with the performance of its obligations under Sections 2 and 3. The Company will reimburse the Exchange Parties and the Holders for the reasonable fees and disbursements of one firm or counsel (which may be a nationally recognized law firm experienced in securities matters designated by the Majority Holders) to act as counsel for the Holders in connection therewith.

5. Indemnification and Contribution.

(a)  The Company agrees to indemnify and hold harmless each Holder, the directors, officers, employees, Affiliates and agents of each Holder and each person who controls any Holder within the meaning of the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Shelf Registration Statement as originally filed or in any amendment thereof, or in any preliminary Prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or caused by the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of any preliminary Prospectus or the Prospectus, in the light of the circumstances under which they were made) not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the party claiming indemnification specifically for inclusion therein.

The Company also agrees to provide customary indemnities to, and to contribute as provided in Section 5(d) to Losses of, any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided herein with respect to the Holders.

(b) Each Holder of securities covered by the Shelf Registration Statement (including each Exchange Party that is a Holder, in such capacity) severally and not jointly agrees to indemnify and hold harmless the Company, each of the Company’s directors, each of the Company’s officers who sign the Shelf Registration Statement and each person who controls the Company within the meaning of the Securities Act or the Exchange Act, to the same extent as the foregoing indemnity from the Company to each such Holder, but only with reference to written information relating to such Holder furnished to the Company by or on behalf of such Holder specifically for inclusion in the documents referred to in the foregoing indemnity. This indemnity agreement will be acknowledged by each Notice Holder that is not an Exchange Party in such Notice Holder’s Notice and Questionnaire and will be in addition to any liability that any such Notice Holder may otherwise have.

(c) Promptly after receipt by an indemnified party under this Section 5 or notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 5, notify the indemnifying party in writing of the commencement thereof, but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b), as applicable, above unless and to the extent it has been materially prejudiced through the forfeiture by the indemnifying party of substantial rights and defenses; and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b), as applicable, above. If any action is brought against an indemnified party and it has notified the indemnifying party thereof, the indemnifying party will be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case, the indemnifying party will not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties, except as set forth below); provided, however, that such counsel will be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party will have the right to employ separate counsel (including local counsel), and the indemnifying party will bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party has reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party has not employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party has authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. The indemnifying party will not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one (1) separate law firm (in addition to any local counsel) for all indemnified persons. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include an admission of fault, culpability or a failure to act, by or on behalf of any such indemnified party.

(d) In the event that the indemnity provided in paragraph (a) or (b) of this Section 5 is unavailable to or insufficient to hold harmless an indemnified party for any reason, then each applicable indemnifying party will have a several, and not joint, obligation to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending such losses, claims, damages, liabilities or actions) (collectively “Losses”) to which such indemnified party may be subject in such proportion as is appropriate to reflect the relative benefits received by such indemnifying party, on the one hand, and such indemnified party, on the other hand, from the offering of the Registrable Securities and the Shelf Registration Statement that resulted in such Losses; provided, however, that in no case will any underwriter be responsible for any amount in excess of the underwriting discount or commission applicable to the securities purchased by such underwriter under the Shelf Registration Statement that resulted in such Losses. If the allocation provided by the immediately preceding sentence is unavailable for any reason, then the indemnifying party and the indemnified party will contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of such indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the statements or omissions, or alleged statements or omissions, that resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company will be deemed to be equal to the total net proceeds from the offering of the Notes (before deducting expenses). Benefits received by any Holder will be deemed to be equal to the value of having the offer and sale of such Holder’s Registrable Securities registered under the Securities Act pursuant to the Shelf Registration Statement and hereunder. Benefits received by any underwriter will be deemed to be equal to the total underwriting discounts and commissions, as set forth on the cover page of the Prospectus relating to the Shelf Registration Statement that resulted in such Losses. Relative fault will be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information provided by the indemnifying party, on the one hand, or by the indemnified party, on the other hand, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission or alleged untrue statement or omission. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation (even if the Holders were treated as one entity for such purpose) or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary in this Section 5(d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 5, each person who controls a Holder within the meaning of the Securities Act or the Exchange Act and each director, officer, employee, Affiliate and agent of such Holder will have the same rights to contribution as such Holder, and each person who controls the Company within the meaning of the Securities Act or the Exchange Act, each officer of the Company who signed the Shelf Registration Statement and each director of the Company will have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this Section 5(d).

(e) The provisions of this Section 5 will remain in full force and effect, regardless of any investigation made by or on behalf of any Exchange Party or Holder or the Company or any of the indemnified persons referred to in this Section 5, and will survive the sale by a Holder of securities covered by the Shelf Registration Statement.

6. Underwritten Registrations. (a) Notwithstanding anything to the contrary herein, in no event will the method of distribution of Registrable Securities take the form of an underwritten offering without the prior written consent of the Company. Consent may be conditioned on waivers of any of the obligations in Section 3, 4 or 5.

(b) If any Registrable Securities are to be sold in an underwritten offering, the Managing Underwriters will be selected by the Company, subject to the prior written consent of the Majority Holders, which consent will not be unreasonably withheld.

(c) No person may participate in any underwritten offering pursuant to the Shelf Registration Statement unless such person: (i) agrees to sell such person’s Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.

7. No Inconsistent Agreements. The Company has not entered into, and agrees not to enter into, any agreement with respect to its securities that is inconsistent with the registration rights granted to the Holders herein.

8. Rule 144A and Rule 144. So long as any Registrable Securities remain outstanding, the Company will file the reports required to be filed by it under Rule 144A(d)(4) under the Securities Act and the reports required to be filed by it under the Exchange Act in a timely manner and, if at any time the Company is not required to file such reports, it will, upon the written request of any Holder of Registrable Securities, make publicly available other information so long as necessary to permit sales of such Holder’s Registrable Securities pursuant to Rules 144 and 144A of the Securities Act. The Company covenants that it will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act pursuant to Rule 144 or Rule 144A (including, without limitation, satisfying the requirements of Rule 144A(d)(4)). Upon the written request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements. Notwithstanding anything to the contrary in this Section 8, nothing in this Section 8 will be deemed to require the Company to register any of its securities pursuant to the Exchange Act.

9. Amendments and Waivers. The provisions of this Agreement may not be amended, qualified, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Holders of a majority of the Registrable Securities; provided, however, that this Section 9 may not be amended, qualified, modified or supplemented, and waivers of or consents to departures from this Section 9 may not be given, unless the Company has obtained the written consent of each Exchange Party and each Holder.

10. Notices. All notices and other communications provided for or permitted hereunder will be made in writing by hand-delivery, first-class mail, telex, telecopier, email or air courier guaranteeing overnight delivery:

(a) if to a Holder, at the most current address given by such holder to the Company in accordance with the provisions of the Notice and Questionnaire.

(b) if to any Exchange Party, initially at the address thereof set forth above; and

(c) if to the Company, initially at its address set forth in the Restructuring Agreement.

All such notices and communications shall be deemed to have been duly given when received.

11. Remedies. Each Holder, in addition to being entitled to exercise all rights provided to it herein or in the Restructuring Agreement or granted by law, including recovery of liquidated or other damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, their respective successors and assigns, including, without the need for an express assignment or any consent by the Company thereto, subsequent Holders, and the indemnified persons referred to in Section 5. The Company hereby agrees to extend the benefits of this Agreement to any Holder, and any such Holder may specifically enforce the provisions of this Agreement as if an original party hereto.

13. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

14. Headings. The section headings used herein are for convenience only and shall not affect the construction or interpretation hereof.

15. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THE TRANSACTION CONTEMPLATED HEREBY.

16. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof will not be in any way impaired or affected thereby, it being intended that all of the rights and privileges of the parties will be enforceable to the fullest extent permitted by law.

17. Common Stock Held by the Company, Etc. Whenever the consent or approval of Holders of a specified percentage of securities is required hereunder, securities held by the Company or its Affiliates (other than subsequent Holders thereof if such subsequent Holders are deemed to be Affiliates solely by reason of their holdings of such securities) will not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Very truly yours,

Company:

Xtant Medical Holdings, Inc.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXCHANGE PARTIES:

ORBIMED ROYALTY OPPORTUNITIES II, LP

By	OrbiMed ROF II LLC,
its General Partner

By	By OrbiMed Advisors LLC,
its Managing Member

By:
Name:
Title:

ROS ACQUISITION OFFSHORE LP

By	OrbiMed Advisors LLC, solely in its
capacity as Investment Manager

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

ANNEX A

SELLING SECURITY HOLDER NOTICE AND QUESTIONNAIRE

The undersigned beneficial holder of Registrable Securities of Xtant Medical Holdings, Inc. (the ‘‘Company’’) understands that the Company has filed, or intends to file, with the Securities and Exchange Commission (the ‘‘Commission’’) a registration statement (the ‘‘Shelf Registration Statement’’) for the registration and resale, under Rule 415 under the Securities Act of 1933, as amended (the ‘‘Securities Act’’), of the Registrable Securities, in accordance with the terms of the Registration Rights Agreement (the ‘‘Registration Rights Agreement’’), dated _______________, 2020, among the Company and the Exchange Parties party thereto. A copy of the Registration Rights Agreement is available from the Company upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Registration Rights Agreement.

Each beneficial owner of Registrable Securities is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally must be named as a selling security holder in the related prospectus or prospectus supplement(s), deliver a prospectus and any applicable prospectus supplement(s) to the purchasers of the Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions, as described below). Beneficial owners that do not complete this Notice and Questionnaire and deliver it to the Company as provided below will not be named as selling security holders in the prospectus and will not be permitted to sell any Registrable Securities pursuant to the Shelf Registration Statement. Beneficial owners are encouraged to complete, execute and deliver this Notice and Questionnaire as soon as possible before the effectiveness of the Shelf Registration Statement so that they may be named as selling security holders in the prospectus forming part of the Shelf Registration Statement at the time it initially becomes effective. A beneficial owner of Registrable Securities wishing to include its Registrable Securities in the Shelf Registration Statement must deliver to the Company a properly completed and signed Notice and Questionnaire.

The Company has agreed to pay additional interest pursuant to the Registration Rights Agreement under certain circumstances as set forth therein.

Certain legal consequences arise from being named as a selling security holder in the Shelf Registration Statement and the related prospectus or prospectus supplement(s). Accordingly, holders and beneficial owners of Registrable Securities should consult their legal counsel regarding the consequences of being named or not being named as a selling security holder in the Shelf Registration Statement and the related prospectus or prospectus supplement(s).

NOTICE

The undersigned beneficial owner (the ‘‘Selling Security Holder’’) of Registrable Securities hereby gives notice to the Company of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under such Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the undersigned has agreed to indemnify and hold harmless the Company, its officers and directors and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the‘‘Exchange Act’’), from and against certain claims and losses arising in connection with statements or omissions concerning the undersigned made in the Shelf Registration Statement or the related prospectus or prospectus supplement(s) in reliance upon the information provided by the undersigned.

The undersigned hereby provides the following information to the Company and represents and warrants that such information is accurate and complete:

QUESTIONNAIRE

1. Selling Security Holder information:

(a)	Full legal name of Selling Security Holder:

(b)	Full legal name of registered holder (if not the same as (a) above) through which the Registrable Securities listed in Item 3 below are held:

(c)	Full legal name of Depository Trust Company participant (if applicable and if not the same as (b) above) through which the Registrable Securities listed in Item 3 below are held:

(d)	Taxpayer identification or social security number of Selling Security Holder:

2.	Mailing address for notices to Selling Security Holder:

Telephone:

Fax:

E-mail address:

Contact person:

3.	Beneficial ownership of Registrable Securities:

State the number of shares of Registrable Securities beneficially owned by you.

Number of shares:

4.	Beneficial ownership of other securities of the Company owned by the Selling Security Holder:

Except as set forth below in this Item 4, the undersigned is not the beneficial owner of any securities of the Company other than the Registrable Securities listed in Item 3 above.

	(a)	Type and amount of other securities beneficially owned by the Selling Security Holder:

	(b)	CUSIP No(s). of the other securities listed in (a) beneficially owned:

5.		Relationships with the Company:

	(a)	Have you or any of your affiliates, officers, directors or principal equity holders (owners of 5% or more of the equity securities of the undersigned) held any position or office or had any other material relationship with the Company (or its predecessors or affiliates) during the past three years?

	[ ]	Yes.

	[ ]	No.

	(b)	If your response to (a) above is ‘‘Yes,’’ please state the nature and duration of your relationship with the Company:

6.	Plan of distribution:

Except as set forth below, the undersigned (including its donees, pledges, transferees and other successors in interest) intends to distribute the Registrable Securities listed in Item 3 above pursuant to the Shelf Registration Statement only as follows (if at all):

Such Registrable Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters, broker-dealers or agents, the Selling Security Holder will be responsible for underwriting discounts or commissions or agents’ commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (1) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) otherwise than on such exchanges or services or in the over-the-counter market or (4) through the writing of options. In connection with sales of the Registrable Securities or otherwise, the undersigned may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Registrable Securities in the course of the hedging positions they assume. The undersigned may also sell Registrable Securities short and deliver Registrable Securities to close out short positions or loan or pledge Registrable Securities to broker-dealers that in turn may sell such securities. The Selling Security Holder may pledge or grant a security interest in some or all of the Registrable Securities owned by it, and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Registrable Securities from time to time pursuant to the Shelf Registration Statement. The Selling Security Holder also may transfer, donate, pledge or otherwise dispose of shares in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling Security Holder for purposes of the Shelf Registration Statement to the extent permitted by the rules and regulations of the Securities and Exchange Commission.

State any exceptions here:

Note: In no event will such method(s) of distribution take the form of an underwritten offering of the

Registrable Securities without the prior agreement of the Company.

The Company hereby advises each Selling Security Holder of the following Compliance and Disclosure

Interpretation of the Division of Corporation Finance of the Commission:

An issuer filed a Form S-3 registration statement for a secondary offering of common stock which is not yet effective. One of the selling shareholders wanted to do a short sale of common stock ‘‘against the box’’ and cover the short sale with registered shares after the effective date. The issuer was advised that the short sale could not be made before the registration statement becomes effective, because the shares underlying the short sale are deemed to be sold at the time such sale is made. There would, therefore, be a violation of Section 5 if the shares were effectively sold prior to the effective date.

By returning this Notice and Questionnaire, the Selling Security Holder will be deemed to be aware of the foregoing interpretation.

7.	Broker-dealers and their affiliates:

The Company may have to identify the Selling Security Holder as an underwriter in the Shelf Registration Statement or related prospectus or prospectus supplement(s) if:

	●	the Selling Security Holder is a broker-dealer and did not receive the Registrable Securities as compensation for underwriting activities; or

	●	the Selling Security Holder is an affıliate of a broker-dealer and either (1) did not acquire the Registrable Securities in the ordinary course of business; or (2) at the time of its purchase of the Registrable Securities, had an agreement or understanding, directly or indirectly, with any person to distribute the Registrable Securities.

Persons identified as underwriters in the Shelf Registration Statement or related prospectus or prospectus supplement(s) may be subject to additional potential liabilities under the Securities Act and should consult their legal counsel before submitting this Notice and Questionnaire.

(a)	Are you a broker-dealer registered pursuant to Section 15 of the Exchange Act?

[ ] Yes.

[ ] No.

(b)	If your response to (a) above is ‘‘Yes,’’ did you receive the securities listed in Item 3 above as compensation for underwriting activities?

[ ] Yes.

[ ] No.

If your response to (b) above is ‘‘Yes,’’ please describe the circumstances:

(c)	Are you an ‘‘affiliate’’ of a broker-dealer that is registered pursuant to Section 15 of the Exchange
Act?

[ ] Yes.

[ ] No.

For the purposes of this Item 7(b), an ‘‘affiliate’’ of a registered broker-dealer includes any company that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such broker-dealer.

(d)	If your response to (c) above is ‘‘Yes,’’ please answer the following three questions:

(i) Please describe the nature of your affiliation with a registered broker-dealer:

(ii) Did you acquire the securities listed in Item 3 above in the ordinary course of business?

[ ] Yes.

[ ] No.

(iii) At the time of your purchase of the securities listed in Item 3 above, did you have any agreements or understandings, directly or indirectly, with any person to distribute the securities?

[ ] Yes.

[ ] No.

If your response to (iii) above is ‘‘Yes,’’ please describe such agreements or understandings:

8.	Nature of beneficial ownership:

The purpose of this section is to identify the ultimate natural persons or publicly held entities that exercises sole or shared voting or dispositive power over the Registrable Securities.

	(a)	Is the Selling Security Holder a natural person?

[ ] Yes.

[ ] No.

	(b)	Is the Selling Security Holder required to file, or is it a wholly owned subsidiary of an entity that is required to file, periodic and other reports (for example, Forms 10-K, 10-Q and 8-K) with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act?

[ ] Yes.

[ ] No.

	(c)	Is the Selling Security Holder an investment company, or a subsidiary of an investment company, registered under the Investment Company Act of 1940, as amended?

[ ] Yes.

[ ] No.

	(d)	If the Selling Security Holder is a subsidiary of such an investment company, please identify the investment company:

	(e)	If you answered ‘‘No’’ to questions (a), (b) and (c) above, please identify the controlling person(s) of the Selling Security Holder (the ‘‘Controlling Entity’’). If the Controlling Entity is not a natural person or a publicly held entity, please identify each controlling person(s) of such Controlling Entity. This process should be repeated until you reach natural persons or a publicly held entity that exercise sole or shared voting or dispositive power over the Registrable Securities:

***PLEASE NOTE THAT THE COMMISSION REQUIRES THAT THESE NATURAL PERSONS AND ENTITIES BE NAMED IN THE PROSPECTUS***

9.	Securities received from named selling security holder:

	(a)	Did you receive your Registrable Securities listed above in Item 3 as a transferee from one or more selling security holders previously identified in the Shelf Registration Statement?

[ ] Yes.

[ ] No.

	(b)	If your response to (a) above is ‘‘Yes,’’ please answer the following two questions:

		(i)	Did you receive such Registrable Securities listed above in Item 3 from the named selling security holder(s) prior to the effectiveness of the Shelf Registration Statement?

[ ] Yes.

[ ] No.

		(ii)	Identify below the names of the selling security holder(s) from whom you received the Registrable Securities listed above in Item 3 and the date on which such securities were received.

If you need more space for your responses, please attach additional sheets of paper. Please be sure to indicate your name and the number of the item being responded to on each such additional sheet of paper, and to sign each such additional sheet of paper before attaching it to this Notice and Questionnaire. Please note that you may be asked to answer additional questions depending on your responses to the above questions.

ACKNOWLEDGEMENTS

The undersigned acknowledges its obligation to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offer or sale of Registrable Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

The Selling Security Holder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, the Company has agreed under certain circumstances to indemnify the Selling Security Holder against certain liabilities.

In accordance with the undersigned’s obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement, the undersigned agrees to provide any additional information the Company may reasonably request and to promptly notify the Company of any inaccuracies or changes in the information provided that may occur at any time while the Shelf Registration Statement remains effective. All notices hereunder to the Company pursuant to the Registration Rights Agreement will be made in writing by hand-delivery, first-class mail or air courier guaranteeing overnight delivery to the address specified below.

If the Selling Security Holder transfers all or any portion of the Registrable Securities listed in Item 3 above after the date on which such information is provided to the Company, the Selling Security Holder will notify the transferee(s) at the time of transfer of its or their rights and obligations under the Registration Rights Agreement.

By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to questions above and the inclusion of such information in the Shelf Registration Statement and the related prospectus or prospectus supplement(s) and in any related state securities or Blue Sky applications. The undersigned understands that such information will be relied upon by the Company in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus and prospectus supplement(s) and of any such application.

Once this Notice and Questionnaire is executed by the Selling Security Holder and received by the Company, the terms of this Notice and Questionnaire and the representations and warranties contained herein will be binding on, will inure to the benefit of, and will be enforceable by the respective successors, heirs, personal representatives and assigns of the Company and the Selling Security Holder with respect to the Registrable Securities beneficially owned by the Selling Security Holder and listed in Item 3 above. This Notice and Questionnaire will be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated:	Beneficial owner:

By:
Name:
Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE TO THE COMPANY AT:

Xtant Medical Holdings, Inc.

600 Cruiser Lane

Belgrade, MT 59714

Attention: Sean E. Browne

Chief Executive Officer

EXHIBIT D

Form of the Company Stockholder Approval

WRITTEN CONSENT

OF

THE STOCKHOLDERS

OF

XTANT MEDICAL HOLDINGS, INC.

August 7, 2020

The undersigned stockholders of Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), representing a majority of the outstanding shares of common stock, par value $0.000001 per share (the “Common Stock”), of the Company as of the date first above written (the “Record Date”), and acting by written consent without a meeting pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) and Section 1.10 of the Company’s Second Amended and Restated Bylaws (the “Bylaws”), do hereby consent to the adoption of the following resolutions and direct that this Written Consent be filed with the minutes of the proceedings of the stockholders of the Company.

Approval of Charter Amendment in Connection with Debt Restructuring

WHEREAS, the Company has entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with OrbiMed Royalty Opportunities II, LP (“Royalty Opportunities”) and ROS Acquisition Offshore LP (“ROS” and together with Royalty Opportunities, the “Lenders”), which together hold all of the Company’s outstanding indebtedness under the Company’s credit facility and together own approximately 70% of the outstanding Common Stock of the Company (the “Majority Stockholders”), pursuant to which the parties thereto agreed, subject to the terms and conditions set forth therein, to take certain actions as set forth therein and as described in more detail below (collectively, the “Restructuring Transactions”) in furtherance of a restructuring of the Company’s outstanding indebtedness under that certain Second Amended and Restated Credit Agreement, dated as of March 29, 2019, by and among the Company, Bacterin International, Inc., Xtant Medical, Inc., X-spine Systems, Inc., and the Lenders, as amended (the “Second A&R Credit Agreement”), so that the Company may regain compliance with continued listing requirements of the NYSE American (the “Debt Restructuring”).

WHEREAS, the proposed Restructuring Transactions include, among other actions:

●	an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to increase the number of authorized shares of Common Stock from 75 million to 300 million (the “Charter Amendment”);

●	the exchange by the Company of shares of Common Stock for $40.8 million of the aggregate outstanding principal amount of the Loans (as defined in the Second A&R Credit Agreement) outstanding under the Second A&R Credit Agreement, as well as, without duplication, $21.1 million of the outstanding amount of PIK Interest (as defined in the Second A&R Credit Agreement), plus all other accrued and unpaid interest on the Exchanging Loans (as defined in the Restructuring Agreement) outstanding as of the Closing Date (as defined in the Restructuring Agreement), at an exchange price of $1.07 per share (the “Exchange Price”), representing the average closing price of the Common Stock over the 10 trading days immediately prior to the parties entering into the Restructuring Agreement, and resulting in the issuance of an aggregate of approximately 57.8 million shares of Common Stock to the Lenders (the “Share Issuance”);

1

●	the execution of an amendment to the Second A&R Credit Agreement by the parties thereto to change certain provisions therein, including extinguishing loans in an aggregate principal amount equal to the Exchanging Loans outstanding thereunder together with all accrued and unpaid interest thereon, adding loans in an aggregate principal amount equal to the prepayment fee payable thereunder in respect of the Exchanging Loans, reducing the amount of credit availability thereunder, reducing the interest rate and eliminating certain financial covenants; and

●	the launch by the Company of a rights offering to allow stockholders of the Company to purchase up to an aggregate of $15 million of Common Stock at the same price per share as the Exchange Price used to exchange the Exchanging Loans into Common Stock as part of the Debt Restructuring and Share Issuance.

WHEREAS, at a special meeting of the Board held on August 7, 2020, the Board deemed it advisable and in the best interest of the Company to approve and adopt the Charter Amendment, subject to approval by the Company’s stockholders, and approved the Charter Amendment, subject to approval thereof by the Company’s stockholders.

WHEREAS, pursuant to Section 242 of the DGCL, the Charter Amendment must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock.

WHEREAS, in accordance with Section 228 of the DGCL and Section 1.10 of the Bylaws, unless otherwise restricted by the Charter, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded.

WHEREAS, pursuant to Section 228 of the DGCL and Section 1.10 of the Bylaws, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

WHEREAS, pursuant to the terms of the Restructuring Agreement, the Board directed management of the Company to solicit and obtain on behalf of the Board the written consent from the Majority Stockholders, which together hold a majority of the outstanding shares of the Common Stock as of the Record Date, in accordance with Section 228 of the DGCL and Section 1.10 of the Bylaws, in favor of the Charter Amendment, in substantially the form attached as Exhibit A to the Restructuring Agreement.

2

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby approve an amendment to Section 1 of Article IV of the Charter so that it would state in its entirety as follows:

ARTICLE IV: AUTHORIZED STOCK

“1. Total Authorized. The total number of shares of all classes of stock which the Corporation shall have authority to issue:

COMMON STOCK: Three Hundred Million (300,000,000) with a par value of $0.000001 (USD)

PREFERRED STOCK: Ten Million (10,000,000) with a par value of $0.000001 (USD)”

RESOLVED, FURTHER, that after the expiration of the 20-day period required under Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the DGCL, the President and Chief Executive Officer and the Vice President, Finance and Chief Financial Officer of the Company, and each of them acting alone (each, an “Authorized Officer” and collectively, the “Authorized Officers”), are hereby authorized to execute the Charter Amendment, in substantially the form as Exhibit A to the Restructuring Agreement, and to cause the same to be filed with the Secretary of State of the State of Delaware in accordance with the provisions of the DGCL.

RESOLVED, FURTHER, that notwithstanding approval of the Charter Amendment by the stockholders of the Company, at any time prior to the effectiveness of the filing of the Charter Amendment with the Secretary of State of the State of Delaware and until the Charter Amendment becomes effective in accordance with the provisions of the DGCL, the Board shall have the authority in its sole discretion to abandon the Charter Amendment for any reason and without further action by the stockholders, if permitted under the terms of the Restructuring Agreement.

Approval of Share Issuance in Connection with Debt Restructuring for Purposes of Section 713(a) of the NYSE American company Guide

WHEREAS, the issuance of Common Stock in connection with the Share Issuance requires stockholder approval pursuant to Section 713(a) of the NYSE American Company Guide, as such issuance will be in an amount exceeding 20% of the Company’s outstanding Common Stock, as determined before such issuance.

WHEREAS, pursuant to Section 713(a) of the NYSE American Company Guide, the Share Issuance must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s Common Stock.

WHEREAS, at a special meeting of the Board held on August 7, 2020, the Board deemed it advisable and in the best interest of the Company to approve the Share Issuance, subject to approval by the Company’s stockholders, and approved the Share Issuance, subject to approval thereof by the Company’s stockholders.

WHEREAS, in accordance with Section 228 of the DGCL and Section 1.10 of the Bylaws, unless otherwise restricted by the Charter, any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which minutes of proceedings of stockholders are recorded.

3

WHEREAS, pursuant to Section 228 of the DGCL and Section 1.10 of the Bylaws, prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall, to the extent required by law, be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

WHEREAS, pursuant to the terms of the Restructuring Agreement, the Board directed management of the Company to solicit and obtain on behalf of the Board the written consent from the Majority Stockholders, which together hold a majority of the outstanding shares of the Common Stock as of the Record Date, in accordance with Section 228 of the DGCL and Section 1.10 of the Bylaws, in favor of the Share Issuance.

NOW, THEREFORE, BE IT RESOLVED, that the undersigned hereby approve the Share Issuance.

RESOLVED, FURTHER, that after expiration of the 20-day period required under Rule 14c-2 promulgated under the Exchange Act, the Authorized Officers, and each of them acting alone, are hereby authorized to effectuate the Share Issuance.

RESOLVED, FURTHER, that notwithstanding approval of the Share Issuance by the stockholders of the Company, at any time prior to the effectiveness of the Share Issuance pursuant to and in accordance with the terms of the Restructuring Agreement, the Board shall have the authority in its sole discretion to abandon the Share Issuance for any reason and without further action by the stockholders, if permitted under the terms of the Restructuring Agreement.

Authorizing Resolutions

RESOLVED, that the appropriate officers of the Company, or any one of them, are hereby authorized, empowered and directed, in the name of and on behalf of the Company, to take all reasonable steps as may be necessary, proper, advisable or required from time to time in order to carry out the purpose and intent of these resolutions.

RESOLVED, FURTHER, that wherever in these resolutions any officer of the Company is authorized to take any action he or she deems necessary, proper, advisable or required, the signing or execution by such officer of any instrument or the taking of any such action by him or her shall be conclusive evidence that he or she deems the same to be necessary, proper, advisable or required.

RESOLVED, FURTHER, that all of the acts or instruments of the officers of the Company heretofore performed or executed on behalf of the Company that are consistent with the purpose and intent of these resolutions are hereby in all respects authorized, adopted, approved, ratified and confirmed.

[Remainder of page intentionally left blank; signature page follows]

4

IN WITNESS WHEREOF, the undersigned stockholders of the Company, representing a majority of the outstanding shares of Common Stock of the Company as of the Record Date, do hereby execute this Written Consent on the date set forth below each such undersigned’s name. This Written Consent may be executed in counterparts, with each an original and all of which together shall constitute one and the same instrument. A signature delivered by facsimile or other electronic transmission shall be deemed an original signature and shall be valid and binding to the same extent as if it was an original.

ORBIMED ROYALTY OPPORTUNITIES II, LP

By	OrbiMed ROF II LLC,
its	General Partner

By	OrbiMed Advisors LLC,
its	Managing Member

By:
Name:
Title:

Date: August 7, 2020

ROS ACQUISITION OFFSHORE LP

By OrbiMed Advisors LLC, solely in its
capacity as Investment Manager

By:
Name:
Title:

Date: August 7, 2020

REPRESENTING A MAJORITY OF THE
OUTSTANDING COMMON STOCK OF
XTANT MEDICAL HOLDINGS, INC.

[Signature Page to Stockholder Written Consent Approving Charter Amendment and Share Issuance]

5